Exhibit 10.1

EXECUTION VERSION

$40,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of February 1, 2016,

by and among

TWIN DISC, INCORPORATED

and

TWIN DISC INTERNATIONAL, S.P.R.L.,

as Borrowers,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Lender

EXHIBITS

Exhibit A	-	Form of Revolving Credit Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Prepayment
Exhibit D	-	Form of Notice of Conversion/Continuation
Exhibit E	-	Form of Officer’s Certificate
Exhibit F	-	Form of Borrowing Base Certificate

SCHEDULES

Schedule 6.1	-	Subsidiaries
Schedule 6.6	-	Litigation
Schedule 6.12	-	Dump Sites
Schedule 6.13	-	Tanks
Schedule 6.14	-	Other Environmental Conditions
Schedule 6.15	-	Environmental Judgments, Decrees and Orders
Schedule 6.26	-	Location of Inventory
Schedule 8.2	-	Existing Liens

v

AMENDED AND RESTATED CREDIT AGREEMENT, dated as of February 1, 2016, by and among TWIN DISC, INCORPORATED, a Wisconsin corporation (“Parent”), TWIN DISC INTERNATIONAL, S.P.R.L., a Belgian corporation and successor by merger to Twin Disc International, S.A. (“TD International” and, together with Parent, the “Borrowers”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (the “Lender”).

STATEMENT OF PURPOSE

The Borrowers and the Lender are party to that certain Credit Agreement, dated as of June 30, 2014 (as amended up to but not including the date hereof, the “Existing Credit Agreement”).

B.     The Borrower and the Lenders wish to amend and restate the Existing Credit Agreement on the terms and conditions set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree that the Existing Credit Agreement is amended and restated as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1     Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“Account” shall mean an account (as that term is defined in the UCC).

“Account Debtor” shall mean any Person who is obligated on an Account, chattel paper, or a general intangible.

“Additional Covenant” shall mean any affirmative or negative covenant or similar restriction applicable to Parent or any Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a covenant) the subject matter of which either (i) is similar to that of any covenant in Article VII or VIII, or related definitions in Section 1.1, but contains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the holders of any Indebtedness (other than the Indebtedness evidenced by this Agreement), or obligations in respect of one or more Swap Agreements, of any one or more of Parent and its Subsidiaries (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial) or (ii) is different from the subject matter of any covenants in Article VII or VIII, or related definitions in Section 1.1.

“Additional Default” shall mean any provision contained in any document evidencing Indebtedness (other than the Indebtedness evidenced by this Agreement), or obligations in respect of one or more Swap Agreements, of any one or more of Parent and its Subsidiaries, which permits the holder or holders of Indebtedness or obligations in respect of Swap Agreements to accelerate (with the passage of time or giving of notice or both) the maturity thereof, permits any such holder to terminate any such Swap Agreements or otherwise requires Parent or any Subsidiary to purchase any such Indebtedness or obligations in respect of Swap Agreements, prior to the stated maturity thereof and which either (i) is similar to any Default or Automatic Event of Default or Event of Default, or related definitions in Section 1.1, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the holders of any such Indebtedness or obligations in respect of Swap Agreements (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive, has a shorter grace period or is more beneficial) or (ii) is different from the subject matter of any Default or Automatic Event of Default or Event of Default, or related definitions in Section 1.1.

“Affiliate” shall mean, with respect to any Person, any other Person: (a) that directly or indirectly controls, or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of such Person; (c) that is an officer or director of such Person; (d) of which an Affiliate is an officer or director; or (e) who is related by blood, adoption or marriage to an Affiliate. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Agreement Currency” has the meaning assigned thereto in Section 10.19.

“Anti-Terrorism Laws” has the meaning assigned thereto in Section 6.21.

“Applicable Borrower” shall mean, with respect to any Loan or other amount owing hereunder or any matter pertaining to such Loan or other amount, whichever of the Borrowers is the primary obligor on such Loan or other amount.

“Applicable Margin” means the corresponding percentages per annum as set forth below based on EBITDA:

		Revolving Credit Loans
Pricing Level	EBITDA	LIBOR Rate Loans	Base Rate Loans
I	Greater than or equal to $11,000,000	1.00%	0.00%
II	Less than $11,000,000	1.50%	0.00%

; provided, however, that the Applicable Margin for “LIBOR Rate Loans” under the Existing Credit Agreement outstanding on the Closing Date and continued as Loans hereunder pursuant to Section 10.22(a) shall be 1.00% for periods to but excluding the Closing Date.

The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) one (1) Business Day after the day on which the Lender receives an Officer’s Certificate pursuant to Section 7.4 for the most recently ended fiscal quarter of Parent; provided that (a) the Applicable Margin shall be based on Pricing Level II until the first Calculation Date occurring after the Closing Date, and, thereafter the Pricing Level shall be determined by reference to the EBITDA as of the last day of the most recently ended fiscal quarter of Parent preceding the applicable Calculation Date, and (b) if Parent fails to provide the Officer’s Certificate as required by Section 7.4 for the most recently ended fiscal quarter of Parent preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level II until such time as an appropriate Officer’s Certificate is provided, at which time the Pricing Level shall be determined by reference to EBITDA as of the last day of the most recently ended fiscal quarter of Parent preceding such Calculation Date. The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued.

“Approved Fund” shall mean any Fund that is administered or managed by (i) the Lender, (ii) an Affiliate of the Lender or (iii) an entity or an Affiliate of an entity that administers or manages the Lender.

“Article XI Terms” has the meaning assigned thereto in Section 10.17.

“Automatic Event of Default” shall mean any one or more of the following:

(i)     Any Borrower or any Significant Subsidiary shall become insolvent or generally not pay, or be unable to pay, or admit in writing its inability to pay, its debts as they mature; or

(ii)     Any Borrower or any Significant Subsidiary shall make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its assets; or

(iii)     Any Borrower or any Significant Subsidiary shall become the subject of an “order for relief” within the meaning of the Bankruptcy Code, or shall file a petition in bankruptcy, for reorganization or to effect a plan or other arrangement with creditors; or

(iv)     Any Borrower or any Significant Subsidiary shall have a petition or application filed against it in bankruptcy or any similar proceeding, or shall have such a proceeding commenced against it, and such petition, application or proceeding shall remain unstayed or undismissed for a period of sixty (60) days or more, or any Borrower or any Significant Subsidiary shall file an answer to such a petition or application, admitting the material allegations thereof; or

(v)     Any Borrower or any Significant Subsidiary shall apply to a court for the appointment of a receiver or custodian for any of its assets or properties, or shall have a receiver or custodian appointed for any of its assets or properties, with or without consent, and if appointed without consent, such receiver shall not be discharged or dismissed within sixty (60) days after his appointment; or

(vi)     Any Borrower or any Significant Subsidiary shall adopt a plan of complete liquidation of its assets.

“Availability” means, as of any date of determination, the aggregate amount of Loans and Letters of Credit that Borrowers are entitled to borrow or have issued, as applicable, under Sections 2.1 and 3.1 (after giving effect to the then existing Revolving Credit Outstandings).

“Availability Reserves” shall mean an amount initially equal to $3,000,000, which amount shall increase to $4,000,000 on March 1, 2016, to $5,000,000 on April 1, 2016 and to $6,000,000 on May 2, 2016 and remain at $6,000,000 thereafter.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto.

“Base Rate” shall mean, at any time, the highest of (i) the Prime Rate (ii) the Federal Funds Rate plus 0.50% and (iii) except during any period of time during which a notice delivered to Parent under Section 4.8 shall remain in effect, LIBOR (as defined in clause (ii) of the definition thereof) plus 1.00%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or LIBOR.

“Base Rate Loan” shall mean any Loan bearing interest at a rate based upon the Base Rate as provided in Section 4.1(a). All Base Rate Loans shall be denominated in Dollars.

“Borrowers” has the meaning assigned thereto in the introductory paragraph hereto.

“Borrowing Base” shall mean, as of any date of determination, an amount equal to the sum of:

(a)	80% of the amount of Eligible Accounts; plus

(b)

the lesser of (i) the product of 33% multiplied by the value (calculated at the lower of cost or market on a basis consistent with Parent’s historical accounting practices) of Eligible Finished Goods Inventory at such time, and (ii) after an inventory appraisal has been ordered and obtained by the Lender, the product of 85% multiplied by the Net Recovery Percentage identified in the most recent inventory appraisal ordered and obtained by the Lender multiplied by the value (calculated at the lower of cost or market on a basis consistent with Parent’s historical accounting practices) of Eligible Finished Goods Inventory (such determination may be made as to different categories of Eligible Finished Goods Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, plus

(c)

the lesser of (i) the product of 17% multiplied by the value (calculated at the lower of cost or market on a basis consistent with Parent’s historical accounting practices) of Eligible Raw Materials Inventory at such time, and (ii) after an inventory appraisal has been ordered and obtained by the Lender, the product of 85% multiplied by the Net Recovery Percentage identified in the most recent inventory appraisal ordered and obtained by the Lender multiplied by the value (calculated at the lower of cost or market on a basis consistent with Parent’s historical accounting practices) of Eligible Raw Material Inventory (such determination may be made as to different categories of Eligible Finished Goods Inventory based upon the Net Recovery Percentage applicable to such categories) at such time, plus

(d)	the Equipment BB Amount; minus

(e)	the aggregate amount of Reserves, if any, established by the Lender pursuant to Section 2.3.

Lender shall have the right to increase or decrease the above advance rates from time to time in its Permitted Discretion based on Collateral examinations and appraisals.

“Borrowing Base Certificate” shall mean a borrowing base certificate in the form of Exhibit F hereto (with respect to the Borrowing Base Certificate to be delivered pursuant to Section 5.1(v)) and in the updated form thereof contemplated by Section 7.17(c) (with respect to Borrowing Base Certificates delivered thereafter).

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in London, England and Wales, New York, New York or Charlotte, North Carolina a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on or with respect to, any LIBOR Rate Loan or any Letters of Credit denominated in a Foreign Currency, any day which is a Business Day described in clause (i) and which is also (A) a day for trading by and between banks in Dollars or Euros, as the case may be, deposits in the London interbank market and which shall not be a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in London, England and Wales or New York, New York and (B) in relation to any payment or purchase of Euros, a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

“Capital Expenditures” shall mean, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.

“Cash Collateral” shall mean cash or deposit account balances or, if the Lender shall agree, in their sole discretion, other credit support (and the proceeds of all of the foregoing) used to secure L/C Obligations.

“Cash Collateral Account” shall mean an account with the Lender set up exclusively to hold Cash Collateral.

“CFC” shall mean a controlled foreign corporation (as that term is defined in the Code).

“Change in Control” shall mean (i) a change in the power to direct or cause the direction of management and policies of Parent, either directly or indirectly, through the ownership of voting securities of Parent or by contract or otherwise or (ii) any Person or group (within the meaning of Rule 13d-5, (as in effect on the date hereof, under the Securities Exchange Act of 1934, as amended) shall become the beneficial owner of more than 50% of the outstanding capital stock of Parent entitled to vote for the election of the board of directors or (iii) during any period of twelve consecutive months individuals who at the beginning of such period constituted a majority of the board of directors of Parent (together with new directors whose election by such board or whose nomination for the election by the shareholders of Parent was approved by the majority of the directors still in office who were either directors at the beginning of such period or whose election was previously so approved) shall cease for any reason to constitute a majority of the board of directors of Parent then in office or (iv) any “Change of Control”, as defined in the Prudential Agreement, has occurred, or (v) Parent shall cease to own directly or indirectly 100% of the outstanding equity interests of TD International.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” shall mean the date of this Agreement or such later Business Day upon which each condition described in Section 5.1 shall be satisfied or waived in all respects in a manner acceptable to the Lender, in its sole discretion.

“Code” shall mean the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or modified from time to time.

“Collateral” shall mean all property of a Domestic Loan Party in which such Domestic Loan Party from time to time grants a security interest in favor of the Collateral Agent, including all “Collateral” (under and as defined in the Security Agreement).

“Collateral Access Agreement” shall mean a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in a Domestic Loan Party’s books and records or Inventory, in each case, in form and substance reasonably satisfactory to the Collateral Agent.

“Collateral Agent” shall mean Wells Fargo Bank, National Association, in its capacity as collateral agent pursuant to the Intercreditor Agreement.

“Daily One Month LIBOR” shall mean, for any day, the rate of interest equal to LIBOR then in effect for delivery for a one (1) month period.

“Daily One Month LIBOR Loan” shall mean any Loan bearing interest at a rate based upon Daily One Month LIBOR as provided in Section 4.1(a).

“Default” shall mean any event which would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Disputes” shall mean any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Loan Document, between or among parties hereto and to the other Loan Documents.

“Dollar Amount” shall mean, at any time, (i) with respect to any amount denominated in Dollars, such amount, and (ii) with respect to any amount expressed in a Foreign Currency, such amount converted to Dollars on the basis of the exchange rate as shown on Reuters World Currency Page for such Foreign Currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Lender upon notice to Parent or, in the event no such service is selected, on the basis of the most favorable spot exchange rate determined by the Lender to be available to it at approximately 11:00 a.m. two (2) Business Days prior to the most recent Revaluation Date.

“Dollars” or “$” shall mean, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Loan Parties” shall mean Parent and each Subsidiary Guarantor.

“Domestic Subsidiaries” shall mean those Subsidiaries of Parent that are organized under the laws of the United States or any state thereof.

“EBITDA” shall mean the sum of (i) Net Income plus (ii) solely with respect to periods of four consecutive fiscal quarters ending on and including June 30, 2015 to and including March 25, 2016, $3,300,000, plus (iii) to the extent deducted in the calculation of Net Income, (a) interest expense, (b) depreciation and amortization expense, (c) income tax expense, (d) restructuring charges not to exceed $515,000 in the fiscal quarter ending December 25, 2015, $300,000 in the fiscal quarter ending March 25. 2016, and $250,000 in each subsequent fiscal quarter (such amounts are to be applied cumulatively for each four consecutive fiscal quarter period); and (e) non-cash stock based compensation expenses; provided, however, such expenses are acceptable to the Lender in its discretion. For purposes of calculating EBITDA for any period of four consecutive fiscal quarters, if during such period any Borrower shall have consummated and closed an acquisition permitted under Section 8.4, EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition occurred on the first day of such period, with adjustments made by Parent and approved by the Lender in its judgment (which approval shall not be unreasonably withheld), all as determined for Parent and its Subsidiaries on a consolidated basis for the four fiscal quarters ending on the date of determination, without duplication, and in accordance with U.S. GAAP applied on a consistent basis.

“Eligible Accounts” shall mean those Accounts created by a Domestic Loan Party in the ordinary course of its business, that arise out of a Domestic Loan Party’s sale of goods or rendition of services, that comply with each of the representations, warranties and covenants respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by the Lender in its Permitted Discretion to address the results of any field examination performed by (or on behalf of) the Lender from time to time. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, unapplied cash, taxes, discounts, credits, allowances, and rebates. Eligible Accounts shall not include the following:

(a)     Accounts that the Account Debtor has failed to pay within 90 days of the original invoice date or within 60 days of the original due date;

(b)     Accounts owed by an Account Debtor (or its Affiliates) where 25% or more of the value of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above;

(c)     Accounts with respect to which the Account Debtor is an Affiliate of Parent or an employee or agent of Parent or any Affiliate of Parent;

(d)     Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional;

(e)     Accounts that are not payable in Dollars;

(f)     Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada (excluding Quebec), or (ii) is not organized under the laws of the United States or any state thereof or Canada or any province thereof (excluding Quebec), or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof;

(g)     Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Parent has complied, to the reasonable satisfaction of the Lender, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States;

(h)     Accounts with respect to which the Account Debtor is a creditor of Parent, has or has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of recoupment or setoff, or dispute;

(i)     Accounts with respect to an Account Debtor whose total obligations owing to Parent exceed 15% (such percentage, as applied to a particular Account Debtor, being subject to reduction by the Lender in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by the Lender based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit;

(j)     Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which Parent has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor;

(k)     Accounts, the collection of which, the Lender, in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor’s financial condition;

(l)     Accounts that are not subject to a valid and perfected first priority Lien in favor of the Collateral Agent;

(m)     Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor;

(n)     Accounts with respect to which the Account Debtor is a Sanctioned Person;

(o)     Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by Parent of the subject contract for goods or services; or

(p)     Accounts owned by a target acquired in connection with an acquisition permitted under Section 8.4, until the completion of a field examination with respect to such target, in each case, reasonably satisfactory to the Lender (which field examination may be conducted prior to the closing of such acquisition).

“Eligible Finished Goods Inventory” shall mean Inventory that qualifies as Eligible Inventory and consists of first quality finished goods (including spare parts) held for sale in the ordinary course of business of the Domestic Loan Parties.

“Eligible Inventory” shall mean Inventory of a Domestic Loan Party that consists of (a) Eligible Finished Goods Inventory and (b) Eligible Raw Material Inventory, that, in either case, complies with each of the representations, warranties and covenants respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by the Lender in the Lender’s Permitted Discretion to address the results of any field examination or appraisal performed by the Lender from time to time. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a “first in, first out” basis and otherwise on a basis consistent with Parent’s historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

(a)     a Domestic Loan Party does not have good, valid, and marketable title thereto;

(b)     a Domestic Loan Party does not have actual and exclusive possession thereof (either directly or through a bailee or agent of such Domestic Loan Party);

(c)     it is not located at one of the locations in the continental United States or Canada set forth on Schedule 6.26 to the Agreement (or in-transit from one such location to another such location);

(d)     it is in-transit to or from a location of a Domestic Loan Party;

(e)     it is located on real property leased by a Domestic Loan Party or is located in a contract warehouse, in each case, unless, from and after the date 30 days after the Closing Date, it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises;

(f)     it is the subject of a bill of lading or other document of title;

(g)     it is not subject to a valid and perfected first priority Lien in favor of the Collateral Agent;

(h)     it consists of goods returned or rejected by a Domestic Loan Party’s customers;

(i)     it consists of goods that are obsolete or slow moving, restrictive or custom items, work-in-process, raw materials (other than Eligible Raw Materials Inventory) or goods that constitute spare parts (other than Eligible Finished Goods Inventory), packaging and shipping materials, supplies used or consumed in a Domestic Loan Party’s business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment;

(j)     it is subject to third party trademark, licensing or other proprietary rights, unless the Lender is satisfied that such Inventory can be freely sold by the Collateral Agent on and after the occurrence of an Event of a Default despite such third party rights; or

(k)     it was acquired in connection with an acquisition permitted under Section 8.4, until the completion of an appraisal of such Inventory, in each case, reasonably satisfactory to the Lender (which appraisal may be conducted prior to the closing of such acquisition).

“Eligible Raw Material Inventory” shall mean Inventory that qualifies as Eligible Inventory and consists of goods that are first quality raw materials.

“EMU Legislation” shall mean legislative measures of the Council of European Union for the introduction of, change over to or operation of a single or unified European currency.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, written notices of non-compliance or violation, investigations or proceedings relating in any way to (i) any violation (or alleged violation) by Parent or any of its Subsidiaries of any Environmental Law; (ii) any permit issued to Parent or any of its Subsidiaries under any such law; or (iii) otherwise arising under Environmental Laws, (hereafter “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Laws, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

“Environmental Laws” shall mean any Law, including any common law, which relates to or otherwise imposes liability or standards of conduct concerning discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, into air, water or groundwater, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous or toxic wastes, substances or materials, including, but not limited to CERCLA as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, the Oil Pollution Act of 1990, as amended, any so-called “Superlien” law, and any other similar Federal, state or local statutes.

“Equipment BB Amount” equals $6,000,000; provided, however, that such amount shall be reduced by $125,000 on the last Business Day of each calendar month commencing with February 29, 2016.

“Equity Interest” shall mean, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Euro” or “€” shall mean the lawful currency of the Participating Member States of the European Union.

“Eurodollar Reserve Percentage” shall mean, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” shall mean any Automatic Event of Default or any Notice Event of Default.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, Taxes imposed on or measured by overall net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of the Lender being organized under the laws of, or having its principal office or, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes.

“Extensions of Credit” shall mean, as to the Lender at any time, the making of any Loan or participation in any Letter of Credit by the Lender, as the context requires.

“Facilities” shall mean all real property and improvements now or hereafter owned or occupied by Parent or any of its Subsidiaries in the conduct of their respective business.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Lender from three Federal Funds brokers of recognized standing selected by the Lender.

“Foreign Currency” shall mean Euros, Sterling and any other currency that is freely transferable and convertible into Dollars in the United States currency market, freely available to the Lender in the London interbank market and approved in writing by the Lender.

“Foreign Currency Loan” shall mean any Loan denominated in a Foreign Currency.

“Foreign Currency Outstandings” shall mean the sum of (i) with respect to Foreign Currency Loans on any date, the aggregate outstanding principal Dollar Amount thereof after giving effect to any borrowings and prepayments or repayments of Foreign Currency Loans occurring on such date plus (ii) with respect to any L/C Obligations denominated in a Foreign Currency on any date, the aggregate outstanding Dollar Amount thereof on such date after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate Dollar Amount of such L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Foreign Currency Sublimit” shall mean the lesser of (i) $15,000,000 and (ii) the Revolving Credit Commitment. The Foreign Currency Sublimit is part of, and not in addition to, the Revolving Credit Commitment.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Party” has the meaning assigned thereto in the Parent Guaranty.

“Hazardous Materials” shall mean any substances or materials (i) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (ii) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (iii) the presence of which require investigation or remediation under any Environmental Law or common law, (iv) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (v) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (vi) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (vii) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Indebtedness” shall mean all liabilities or obligations of Parent or any Subsidiary, whether primary or secondary or absolute or contingent:  (i) for borrowed money or for the deferred purchase price of property or services (excluding trade obligations incurred in the ordinary course of business, which are not the result of any borrowing); (ii) as lessee under leases that have been or should be capitalized according to U.S. GAAP; (iii) evidenced by notes, bonds, debentures or similar obligations; (iv) under any guaranty or endorsement (other than in connection with the deposit and collection of checks in the ordinary course of business), and other contingent obligations to purchase, provide funds for payment, supply funds to invest in any Person, or otherwise assure a creditor against loss; or (v) secured by any Liens on assets of Parent or any Subsidiary, whether or not the obligations secured have been assumed by Parent or any Subsidiary.

“Indemnified Taxes” shall mean (i) Taxes other than Excluded Taxes and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Insolvency Proceeding” shall mean any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercreditor Agreement” shall mean an intercreditor agreement dated as of the date hereof in form and substance satisfactory to the Lender by and among the Lender, the Noteholders and the Collateral Agent.

“Interest Period” has the meaning assigned thereto in Section 4.1(b).

“Inventory” shall mean inventory (as that term is defined in the UCC).

“Inventory Reserves” shall mean, as of any date of determination, (a) Landlord Reserves and (b) those reserves that the Lender deems necessary or appropriate, in its Permitted Discretion to establish and maintain (including reserves for slow moving Inventory and Inventory shrinkage) with respect to Eligible Inventory.

“Investment” shall mean:  (i) any transfer or delivery of cash, stock or other property or value by such Person in exchange for Indebtedness, stock or any other security of another Person; (ii) any loan, advance or capital contribution to or in any other Person; (iii) any guaranty, creation or assumption of any liability or obligation of any other Person; and (iv) any investment in any fixed property or fixed assets other than fixed properties and fixed assets acquired and used in the ordinary course of the business of that Person.

“IRS” shall mean the United States Internal Revenue Service, or any successor thereto.

“ISP98” shall mean the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Judgment Currency” has the meaning assigned thereto in Section 10.19.

“L/C Commitment” shall mean the lesser of (i) $1,000,000 and (ii) the Revolving Credit Commitment.

“L/C Obligations” shall mean at any time, an amount equal to the sum of (i) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit, (ii) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5 and (iii) the aggregate amount of existing or contingent obligations of the Borrowers to the Lender in respect of bank guarantees issued pursuant to Section 3.8.

“Landlord Reserve” shall mean, as to each location at which Parent has Inventory or books and records located and as to which a Collateral Access Agreement has not been received by the Collateral Agent, a reserve in an amount equal to the greater of (a) the number of month’s rent for which the landlord will have, under applicable law, a Lien in the Inventory of Parent to secure the payment of rent or other amounts under the lease relative to such location, or (b) 3 month’s rent under the lease relative to such location.

“Law” shall mean any federal, state, local or other law, rule, regulation or governmental requirement of any kind, and the rules, regulations, written interpretations and orders promulgated thereunder.

“Lender” has the meaning assigned thereto in the introductory paragraph hereof.

“Lender’s Office” shall mean, with respect to any currency, the office of the Lender specified in or determined in accordance with the provisions of Section 10.1(c).

“Lending Office” shall mean the office of the Lender maintaining the Lender’s Extensions of Credit.

“Letter of Credit Application” shall mean an application, in the form specified by the Lender from time to time, requesting the Lender to issue a Letter of Credit.

“Letters of Credit” shall mean the collective reference to letters of credit issued pursuant to Section 3.1.

“LIBOR” shall mean,

(i)     for any interest rate calculation with respect to a LIBOR Rate Loan denominated in Dollars or any Permitted Currency other than Euros, the rate of interest per annum determined on the basis of the rate for deposits in the applicable Permitted Currency for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or other commercially available source providing quotations of such rate as designated by the Lender from time to time) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If such rate is not available at such time for any reason, then “LIBOR” shall be determined by the Lender to be the arithmetic average of the rate per annum at which deposits in the applicable Permitted Currency would be offered by first class banks in the London interbank market to the Lender at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period;

(ii)     for any interest rate calculation with respect to a LIBOR Rate Loan denominated in Euros for any Interest Period, the rate appearing on the Reuters Screen EURIBOR01 Page (it being understood that this rate is the Euro interbank offered rate (known as the “EURIBOR Rate”) sponsored by the Banking Federation of the European Union and the Financial Markets Association) at 11:00 a.m., Brussels time, on the Quotation Day for such Interest Period, as the rate for deposits in Euros with a maturity comparable to such Interest Period;

(iii)     for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or other commercially available source providing quotations of such rate as designated by the Lender from time to time) at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day (rounded upward, if necessary, to the nearest 1/100th of 1%). If such rate is not available at such time for any reason, then “LIBOR” for such Base Rate Loan shall be determined by the Lender to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Lender at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination; and

(iv)     for any interest rate calculation with respect to a Daily One Month LIBOR Loan, the rate of interest per annum determined by the Lender based on the rate for Dollars for delivery of funds for one (1) month as reported on Reuters Screen LIBOR01 page (or any successor page) at approximately 11:00 a.m., London time, or, for any day not a London Business Day, the immediately preceding London Business Day (or if not so reported, then as determined by the Lender from another recognized source or interbank quotation).  For purposes hereof, “London Business Day” shall mean any day that is a day for trading by and between banks in Dollar deposits in the London interbank market.

Each calculation by the Lender of LIBOR shall be conclusive and binding for all purposes, absent manifest error. Notwithstanding the foregoing, if LIBOR, determined as provided above, is less than zero, LIBOR shall be deemed to be zero for all purposes of this Agreement.

“LIBOR Rate” shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Lender pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

“LIBOR Rate Loan” shall mean any Loan (other than a Base Rate Loan or a Daily One Month LIBOR Loan) bearing interest at a rate based upon the LIBOR Rate as provided in Section 4.1(a). LIBOR Rate Loans may be denominated in Dollars or in a Foreign Currency. All Loans denominated in a Foreign Currency must be LIBOR Rate Loans.

“Lien” shall mean, with respect to any asset:  (i) any mortgage, pledge, lien, charge, security interest or encumbrance of any kind in respect of such asset or (ii) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

“Loan” shall mean any revolving loan (including any Foreign Currency Loan) made to the Applicable Borrower pursuant to Section 2.1 (including any Incremental Loan), and all such revolving loans collectively as the context requires.

“Loan Documents” shall mean, collectively, this Agreement, each Note, the Letter of Credit Applications, the Parent Guaranty, the Subsidiary Guaranty, the Security Agreement, the Intercreditor Agreement and each other document, instrument, certificate and agreement executed and delivered by any Borrower or any of their respective Subsidiaries in favor of or provided to the Lender pursuant to any of the foregoing, all as may be amended, restated, supplemented or otherwise modified from time to time.

“Loan Parties” shall mean the Borrowers and the Subsidiary Guarantors and “Loan Party” shall mean each of them.

“Material Subsidiary” shall mean a Subsidiary having assets or annual revenue (for the most recently ended four fiscal quarter period), in each case determined in accordance with U.S. GAAP, in excess of $1,000,000.

“Maturity Date” shall mean the earliest to occur of (i) May 31, 2018, (ii) the date of termination of the entire Revolving Credit Commitment by the Borrowers pursuant to Section 2.5, or (iii) the date of termination of the Revolving Credit Commitment pursuant to Section 9.1(a).

“Net Income” for any period shall mean the gross revenues of Parent and its Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined in accordance with U.S. GAAP on a consolidated basis after eliminating earnings or losses attributable to outstanding minority interests, but excluding in any event:

(i)      any gains or losses on the sale or other disposition of investments or fixed capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

(ii)     the proceeds of any life insurance policy;

(iii)     net earnings and losses of any Subsidiary accrued prior to the date it became a Subsidiary;

(iv)    net earnings and losses of any Person (other than a Subsidiary), substantially all the assets of which have been acquired in any manner by Parent or any Subsidiary, realized by such Person prior to the date of such acquisition;

(v)     net earnings and losses of any Person (other than a Subsidiary) with which Parent or a Subsidiary shall have consolidated or which shall have merged into or with Parent or a Subsidiary prior to the date of such consolidation or merger;

(vi)    net earnings of any Person (other than a Subsidiary) in which Parent or any Subsidiary has an ownership interest unless such net earnings shall have actually been received by Parent or such Subsidiary in the form of cash distributions;

(vii)   any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of dividends to Parent or any other Subsidiary;

(viii)  earnings resulting from any reappraisal, revaluation or write-up of assets;

(ix)     any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary;

(x)     any gain arising from the acquisition of any securities of Parent or any Subsidiary; and

(xi)     any reversal of any contingency reserve, which reversal is required to be disclosed in the financial statements of Parent in accordance with U.S. GAAP, except to the extent that provision for such contingency reserve shall have been made from income arising during such period.

“Net Recovery Percentage” means, as of any date of determination, the percentage of the book value of the Domestic Loan Parties’ Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be determined as to each category of Inventory and to be as specified in the most recent appraisal received by the Lender from an appraisal company selected by the Lender.

“Net Worth” shall mean the total amount of stockholders’ equity of Parent and its consolidated Subsidiaries as determined without duplication and in accordance with U.S. GAAP consistently applied.

“Noteholders” shall mean the holders of the 2006 Notes and the Shelf Notes (each as defined in, and issued pursuant to, the Prudential Agreement).

“Notice Event of Default” shall mean any one or more of the following:

(i)      any Borrower shall fail:  (a) to pay when due any installment of the principal of any Obligations; or (b) to pay when due any interest on any Obligations or any fee, expense or other amount due under this Agreement or any other Loan Document, and any such failure under this clause (b) shall continue unremedied for a period of five (5) Business Days; or

(ii)     there shall be a default in the performance or observance of any of the covenants and agreements contained in Article VIII or Sections 7.1, 7.2, 7.4, 7.6, 7.10, 7.11, 7.13 or 7.14; or

(iii)     there shall be a default in the performance or observance of any of the other covenants, agreements or conditions contained in this Agreement or any other Loan Document, and such default shall have continued for a period of thirty (30) calendar days after written notice from the Lender to Parent specifying such default and requiring it to be remedied; or

(iv)    any representation or warranty made by a Borrower in this Agreement or in any other Loan Document shall prove to have been false in any material respect as of the time when made or given; or

(v)     any final judgment shall be entered against Parent or any Subsidiary which, when aggregated with other final judgments against Parent and its Subsidiaries, exceeds $1,000,000 in amount, and shall remain outstanding and unsatisfied, unbonded or unstayed after sixty (60) days from the date of entry thereof; provided that no final judgment shall be included in the calculation under this subsection to the extent that the claim underlying such judgment is covered by insurance and defense of such claim has been tendered to and accepted by the insurer without reservation; or

(vi)    (a) any Reportable Event (as defined in ERISA) shall have occurred which constitutes grounds for the termination of any Plan by the PBGC or for the appointment of a trustee to administer any Plan, or any Plan shall be terminated within the meaning of Title IV of ERISA, or a trustee shall be appointed by the appropriate court to administer any Plan, or the PBGC shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan, or any Borrower or any trade or business which together with such Borrower would be treated as a single employer under Section 4001 of ERISA shall withdraw in whole or in part from a multi-employer Plan, and (b) the aggregate amount of any Borrower’s liability for all such occurrences, whether to a Plan, the PBGC or otherwise, may exceed $1,000,000, and such liability is not covered for the benefit of any Borrower or its Subsidiaries by insurance; or

(vii)   Parent or any Subsidiary shall:  (i) fail to pay any amount of principal or interest when due (whether by scheduled maturity, required prepayment, acceleration or otherwise) under any Indebtedness (other than the Obligations or as provided in (viii) below) in an aggregate amount of $1,000,000 or more and such failure shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to such Indebtedness; or (ii) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Indebtedness in an aggregate amount of $1,000,000 or more when required to be performed or observed, and such failure shall not be waived and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform or observe is to accelerate, or to permit acceleration of, with the giving of notice if required, the maturity of such Indebtedness; or

(viii)  Parent or any Subsidiary shall:  (i) fail to pay any amount of principal or interest when due (whether by scheduled maturity, required prepayment, acceleration or otherwise) under any Indebtedness to the Lender (other than the Obligations) and such failure shall continue after the applicable grace period, if any, specified in any agreement or instrument relating to such Indebtedness; or (ii) fail to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such Indebtedness to the Lender when required to be performed or observed, and such failure shall not be waived and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform or observe is to accelerate, or to permit acceleration of, with the giving of notice if required, the maturity of such Indebtedness; or

(ix)     an “Event of Default” (as defined therein) under the Prudential Agreement has occurred; or

(x)     Any material provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on either of the Borrowers or any Subsidiary thereof party thereto or any such Person shall so state in writing, or any Loan Document shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on, or security interest in, any material part of the Collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof; or

(xi)     EBITDA for Parent and its consolidated Subsidiaries shall have been less than $7,000,000 for the period of four fiscal quarters ended December 25, 2015 or Parent shall have failed to comply with Section 7.13(c) of the Existing Credit Agreement with respect to the period of four fiscal quarters ended December 25, 2015.

“Notice of Account Designation” has the meaning assigned thereto in Section 2.3(b).

“Notice of Borrowing” has the meaning assigned thereto in Section 2.3(a).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 4.2.

“Notice of Prepayment” has the meaning assigned thereto in Section 2.4(c).

“Obligations” shall mean, in each case, whether now in existence or hereafter arising: (i) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (ii) the L/C Obligations, (iii) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrowers or any of their respective Subsidiaries to the Lender, in each case under any Loan Document, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Borrower or any Affiliate thereof of any proceeding under any federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (iv) all other debts, liabilities, obligations, covenants and agreements of any Borrower contained in any Swap Agreements and (v) any and all other debts, liabilities and obligations of any Borrower to the Lender.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Certificate” shall mean a certificate of the chief financial officer or the treasurer of Parent substantially in the form attached as Exhibit E.

“Other Connection Taxes” shall mean, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court, documentary, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Parent” has the meaning assigned thereto in the introductory paragraph hereof.

“Parent Guaranty” shall mean that certain guaranty set forth in Article XI.

“Parent Guaranteed Obligations” shall mean the principal and interest on each Loan to TD International by the Lender under this Agreement, all Reimbursement Obligations with respect to each Letter of Credit issued for the account of TD International, together with all the other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities (including, without limitation, indemnities, fees and interest thereon) of TD International to the Lender, now existing or hereafter incurred under, arising out of or in connection with this Agreement or any other Loan Document and the due performance and compliance by TD International with all the terms, conditions and agreements contained in the Loan Documents to which it is a party.

“Participating Member State” shall mean each state so described in any EMU Legislation.

“PATRIOT Act” shall mean the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“PBGC” shall mean Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Currency” shall mean Dollars or any Foreign Currency, or each such currency, as the context requires.

“Permitted Discretion” shall mean a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Indebtedness” shall mean:  (i) the Obligations; (ii) purchase money Indebtedness secured by Purchase Money Liens, which Indebtedness shall not exceed $1,000,000 per year on a non-cumulative consolidated basis; (iii) unsecured accounts payable and other unsecured obligations of Parent or any Subsidiary incurred in the ordinary course of business of Parent or such Subsidiary and not as a result of any borrowing; (iv) Indebtedness owed by a Borrower to a Subsidiary; (v) Indebtedness of Parent pursuant to the Prudential Agreement in an aggregate outstanding principal amount not to exceed the amount outstanding thereunder as of the date hereof (which the Borrowers represent to be approximately $3,571,430) less the amount of any principal payments made in respect thereof after the date hereof; provided that such Indebtedness is unsecured (except by Liens arising pursuant to the Security Agreement or otherwise subject to the Intercreditor Agreement) and provided further that any amendments to the Prudential Agreement (other than the amendment referred to in Section 5.1(c)(ii) or any amendment (A) with respect to (x) the rate of interest on the Notes (as defined in the Prudential Agreement), (y) any fee payable with respect to the Notes (as defined in the Prudential Agreement) or (z) any other amounts payable under the Prudential Agreement, the Notes (as defined in the Prudential Agreement) or with respect thereto) shall require the Lender’s consent, which will not be unreasonably withheld, conditioned or delayed and (vi) unsecured Indebtedness of Parent or any Subsidiary in an aggregate principal amount not to exceed $1,000,000 at any time outstanding.

“Permitted Investments” shall mean:

(i)      Investments in insured savings accounts and certificates of deposit;

(ii)     bankers’ acceptances if issued by a bank organized under the laws of the United States of America or any state having a combined capital and surplus in excess of $50,000,000 and having a maturity of not more than three months from the date of acquisition;

(iii)     Investments in prime commercial paper, rated either P-1 by Moody’s Investors Service or A-1 by Standard & Poor’s Rating Services, or “local rated” commercial paper from Wells Fargo, maturing within one year of the date of acquisition;

(iv)    marketable obligations issued or guaranteed by the United States of America or any agency thereof having a maturity of not more than one year from the date of acquisition;

(v)     Investments in money market instruments or funds;

(vi)    Investments in Subsidiaries and other Investments to the extent permitted under Section 8.4; and

(vii)   loans to Subsidiaries.

“Permitted Liens” shall mean:

(i)      Liens in favor of the Lender;

(ii)     Liens for taxes, assessments, or governmental charges, or levies that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established;

(iii)     easements, restrictions, minor title irregularities and similar matters which have no material adverse effect as a practical matter upon the ownership and use of the affected property;

(iv)     Liens or deposits in connection with workmen’s compensation, unemployment insurance, social security, ERISA or similar legislation or to secure customs’ duties, public or statutory obligations in lieu of surety, stay or appeal bonds, or to secure performance of contracts or bids (other than contracts for the payment of borrowed money) or deposits required by law as a condition to the transaction of business or other liens or deposits of a like nature made in the ordinary course of business;

(v)     Purchase Money Liens securing purchase money Indebtedness which is permitted hereunder;

(vi)    Liens in favor of the Collateral Agent which are subject to the terms of the Intercreditor Agreement; and

(vii)   Liens set forth on Schedule 8.2.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Plan” shall mean each pension, profit sharing, stock bonus, thrift, savings and employee stock ownership plan established or maintained, or to which contributions have been made, by Parent or any Subsidiary or any trade or business which together with Parent or any Subsidiary would be treated as a single employer under Section 4001 of ERISA.

“Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced from time to time by the Lender as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Lender as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Prudential Agreement” shall mean that certain Amended and Restated Note Purchase and Private Shelf Agreement dated as of June 30, 2014, executed by Parent and accepted by Prudential Investment Management, Inc., The Prudential Insurance Company of America, Pruco Life Insurance Company and the other Purchasers (as defined therein) from time to time party thereto, as the same may be amended, supplemented or otherwise modified from time to time, providing for the 2006 Notes (as defined therein) and the Shelf Notes (as defined therein) in an aggregate principal amount of up to $50,000,000.

“Purchase Money Liens” shall mean Liens securing purchase money Indebtedness incurred in connection with the acquisition of capital assets by Parent or any Subsidiary in the ordinary course of business, provided that such Liens do not extend to or cover assets or properties other than those purchased in connection with the purchase in which such Indebtedness was incurred and that the obligation secured by any such Lien so created shall not exceed one hundred percent (100%) of the cost of the property covered thereby.

“Receivable Reserves” shall mean, as of any date of determination, those reserves that the Lender deems necessary or appropriate, in its Permitted Discretion, to establish and maintain (including reserves for rebates, discounts, warranty claims, and returns) with respect to the Eligible Accounts.

“Reimbursement Obligation” shall mean the obligation of Parent to reimburse the Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reserves” means Receivable Reserves, Inventory Reserves, Availability Reserves and other reserves that the Lender deems necessary or appropriate, in its Permitted Discretion, to establish and maintain (including reserves with respect to (a) sums that Parent or its Subsidiaries are required to pay under any Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, (b) amounts owing by Parent or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of the Lender likely would have a priority superior to the Lender’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral) with respect to the Borrowing Base and (c) the aggregate outstanding amount of Indebtedness owing under the Prudential Agreement).

“Responsible Officer” shall mean, as to any Person, the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of such Person or any other officer of such Person reasonably acceptable to the Lender. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Revaluation Date” shall mean (i) with respect to any Foreign Currency Loan, each of the following: (A) the date of making any such Loan, (B) each continuation of any Foreign Currency Loan, (C) the last Business Day of each calendar quarter and (D) such additional dates as the Lender shall determine and (ii) with respect to any Letter of Credit, each of the following: (A) the date of issuance of any Letter of Credit denominated in a Foreign Currency, (B) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (C) each date of any payment by the Lender under any Letter of Credit denominated in a Foreign Currency, (D) the last Business Day of each calendar quarter and (E) such additional dates as the Lender shall determine.

“Revolving Credit Commitment” shall mean the obligation of the Lender to make Loans and issue Letters of Credit in an aggregate principal amount at any time outstanding not to exceed $40,000,000, as such amount may be modified from time to time pursuant to the terms hereof.

“Revolving Credit Facility” shall mean the revolving credit facility established pursuant to Article II.

“Revolving Credit Note” shall mean a promissory note made by the Borrowers in favor of the Lender evidencing the Loans made by the Lender, substantially in the form attached as Exhibit A, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Revolving Credit Outstandings” shall mean the sum of (i) with respect to Loans on any date, the aggregate outstanding principal Dollar Amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; plus (ii) with respect to any L/C Obligations on any date, the aggregate outstanding Dollar Amount thereof on such date after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate Dollar Amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.

“Sanctioned Person” shall mean (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (b) a Person named on the lists maintained by the United Nations Security Council available at http://www.un.org/sc/committees/list_compend.shtml, or as otherwise published from time to time, (c) a Person named on the lists maintained by the European Union available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm, or as otherwise published from time to time, (d) a Person named on the lists maintained by Her Majesty’s Treasury available at http://www.hm-treasury.gov.uk/fin_sanctions_index.htm, or as otherwise published from time to time, or (e) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Security Agreement” shall mean a security agreement between the Domestic Loan Parties and the Collateral Agent for the benefit of the Lender and the Noteholders in form and substance reasonably satisfactory to the Lender.

“Security Documents” means the Security Agreement together with any and all collateral or security documents agreements executed by the Domestic Loan Parties from time to time in favor of the Collateral Agent pursuant hereto or in connection herewith.

“Significant Subsidiary” shall mean, at any time, (a) any Subsidiary of Parent having (i) assets (after intercompany eliminations) with a value not less than 7.5% of the total value of the consolidated assets of Parent and its Subsidiaries, taken as a whole, or (ii) revenues (after elimination of intercompany revenues) not less than 7.5% of the consolidated revenues of Parent and its Subsidiaries, taken as a whole, in each case for, or as of the end of, the most recently ended four fiscal quarter period, as the case may be, and (b) any Subsidiary of Parent that is a party to a Loan Document.

“Solvent” and “Solvency” shall mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5.

“Sterling” and “£” shall mean the lawful currency of the United Kingdom.

“Subsidiary” shall mean any corporation, limited liability company or other Person, more than fifty percent (50%) of the outstanding stock or other equity interests of which (of any class or classes, however designated, having ordinary voting power for the election of at least a majority of the members of the board of directors or other governing body of such corporation or other Person, other than stock or equity interests having such power only by reason of the happening of a contingency) shall at all times be owned by Borrower directly or through one or more Subsidiaries.

“Subsidiary Guarantor” shall mean a Domestic Subsidiary which is a party to the Subsidiary Guaranty, whether by execution thereof on the Closing Date or execution of a joinder thereto thereafter. The only Subsidiary Guarantor as of the Closing Date is Mill-Log Equipment Co., Inc. (an Oregon corporation).

“Subsidiary Guaranty” shall mean a guaranty by the Subsidiary Guarantors dated as of the Closing Date in form and substance satisfactory to the Lender (including any joinders thereto).

“Swap Agreement” shall mean any agreement governing any transaction now existing or hereafter entered into between any Borrower and the Lender or the Lender’s subsidiaries or affiliates or their successors, which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Sweep Arrangement” has the meaning assigned thereto in Section 2.3(a).

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“TD International” has the meaning assigned thereto in the introductory paragraph hereof.

“Termination Date” has the meaning assigned thereto in Section 10.17.

“Total Funded Debt” shall mean (i) all Indebtedness for borrowed money (including without limitation, Indebtedness evidenced by promissory notes, bonds, debentures and similar interest-bearing instruments and all purchase money Indebtedness), plus (ii) the principal portion of capital lease obligations, plus (iii) the maximum amount which is available to be drawn under Letters of Credit then outstanding, all as determined for Parent and its consolidated Subsidiaries as of the date of determination, without duplication, and in accordance with U.S. GAAP applied on a consistent basis.

“Uniform Customs” shall mean the Uniform Customs and Practice for Documentary Credits (1993 Revision), effective January, 1994 International Chamber of Commerce Publication No. 600.

“UCC” shall mean the New York Uniform Commercial Code, as in effect from time to time.

“U.S.” or “United States” shall mean the United States of America.

“U.S. GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time; provided that determinations in accordance with U.S. GAAP for purposes of Article VIII, including defined terms as used therein, are subject (to the extent provided therein) to Section 1.3(b).

“Wells Fargo” shall mean Wells Fargo Bank, National Association, a national banking association, and its successors.

“Withholding Agent” means the Applicable Borrower and the Lender.

SECTION 1.2     Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including” and (k) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.3     Accounting Terms.

(a)     All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data and financial statements (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with U.S. GAAP, applied on a consistent basis, as in effect from time to time and consistent with those used in preparing the audited financial statements required by Section 7.4(b), provided, that (i) if, at any time any change in U.S. GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Parent or the Lender shall so request, the Lender and Parent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in U.S. GAAP; provided, that, until so amended (A) such ratio or requirement shall continue to be computed in accordance with U.S. GAAP prior to such change therein and (B) Parent shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in U.S. GAAP, (ii) to the extent expressly required pursuant to the provisions of this Agreement, certain calculations shall be made on a pro forma basis, and (iii) for purposes of determining compliance with any incurrence or expenditure tests set forth in Articles VII and/or VIII, any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as shown on the Reuters World Currency Page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Lender or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Lender) as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on the Reuters World Currency Page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Lender or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Lender) as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time). Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof.

SECTION 1.4     Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.5     References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.6     Times of Day. Unless otherwise specified, all references herein to times of day shall be references to London time (daylight or standard, as applicable) or, with respect to Loans denominated in Dollars, Chicago time (daylight or standard, as applicable); provided, however, that to the extent relating to extensions of credit which are administered by the Lender out of a Lending Office located outside of the United States other than London, times of day shall be deemed to be references to the time of day in the location of the applicable Lending Office.

SECTION 1.7     Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Application and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

SECTION 1.8     Foreign Currencies.

(a)     For purposes of this Agreement, references to the applicable outstanding amount of Loans, Revolving Credit Outstandings, Letters of Credit or L/C Obligations (including, without limitation, all Foreign Currency Loans and Foreign Currency Outstandings) shall be deemed to refer to the Dollar Amount thereof.

(b)     For purposes of this Agreement, the Dollar Amount of any Foreign Currency Loan or Letter of Credit denominated in a Foreign Currency shall be determined in accordance with the terms of this Agreement in respect of the most recent Revaluation Date. Such Dollar Amount shall become effective as of such Revaluation Date for such Foreign Currency Loan or such Letter of Credit and shall be the Dollar Amount employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur for such Foreign Currency Loan or Letter of Credit.

(c)     Each provision of this Agreement shall be subject to such reasonable changes of construction as the Lender may, in consultation with Parent, from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro. Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Lender may, in consultation with Parent, from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

(d)     Parent, on behalf of the Applicable Borrower, may from time to time request that LIBOR Rate Loans be made in a currency other than those specifically listed in the definition of “Foreign Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. Any such request shall be subject to the approval of the Lender. Any such request shall be made to the Lender not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired borrowing (or such other time or date as may be agreed by the Lender in its sole discretion). Any failure by the Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by the Lender to permit LIBOR Rate Loans to be made in such requested currency. If the Lender consents to making LIBOR Rate Loans in such requested currency, the Lender shall so notify Parent and such currency shall thereupon be deemed for all purposes to be a Foreign Currency hereunder for purposes of any borrowings of LIBOR Rate Loans.

SECTION 1.9     Appointment of Parent as Agent. TD International hereby irrevocably appoints and authorizes Parent (a) to provide the Lender with all notices with respect to Extensions of Credit obtained for the benefit of TD International and all other notices and instructions under this Agreement, (b) to take such action on behalf of TD International as Parent deems appropriate on its behalf to obtain Extensions of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement and (c) to act as its agent for service of process and notices required to be delivered under this Agreement or the other Loan Documents, it being understood and agreed that receipt by Parent of any summons, notice or other similar item shall be deemed effective receipt by TD International.

ARTICLE II

REVOLVING CREDIT FACILITY

SECTION 2.1     Loans. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth herein, the Lender agrees to make Loans to the Applicable Borrower in a Permitted Currency from time to time from the Closing Date through, but not including, the Maturity Date as requested by Parent, on behalf of the Applicable Borrower, in accordance with the terms of Section 2.3; provided, that (a) the Revolving Credit Outstandings shall not at any time exceed the lesser of (i) the Revolving Credit Commitment at such time and (ii) the Borrowing Base at such time (determined based upon the most recent Borrowing Base Certificate delivered by Parent to the Lender), (b) the Foreign Currency Outstandings shall not at any time exceed an amount equal to the Foreign Currency Sublimit and (c) the aggregate outstanding principal amount of all Loans made to TD International shall not at any time exceed $15,000,000. Subject to the terms and conditions hereof, the Borrowers may borrow, repay and reborrow Loans hereunder until the Maturity Date.

SECTION 2.2     Borrowing Base Reserves. Anything to the contrary in this Agreement notwithstanding, the Lender shall have the right (but not the obligation), in the exercise of its Permitted Discretion, to establish and increase or decrease Reserves against the Borrowing Base. The amount of any Receivable Reserve, Inventory Reserve or other Reserve established by the Lender shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve and shall not be duplicative of any other reserve established and currently maintained.

SECTION 2.3       Procedure for Advances of Loans.

(a)     Requests for Borrowing. Parent, on behalf of the Applicable Borrower, shall give the Lender irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) not later than 1:00 p.m. (i) on the same Business Day as each Base Rate Loan, (ii) at least three (3) Business Days before each LIBOR Rate Loan denominated in Dollars, Euros or Sterling and (iii) at least four (4) Business Days before each Loan denominated in any other Foreign Currency, of its intention to borrow, specifying:

(i)      the Applicable Borrower requesting such borrowing;

(ii)     the date of such borrowing, which shall be a Business Day;

(iii)     if such Loan is a Foreign Currency Loan, the applicable Foreign Currency in which such Loan is to be funded;

(iv)     if such Loan is a Loan denominated in Dollars, whether such Loan shall be a LIBOR Rate Loan or a Base Rate Loan;

(v)     if such Loan is a LIBOR Rate Loan, the duration of the Interest Period applicable thereto; and

(vi)     the amount of such borrowing, which shall be, (A) with respect to Base Rate Loans in an aggregate principal amount of $500,000 or a whole multiple of $500,000 in excess thereof or (B) with respect to LIBOR Rate Loans in an aggregate principal amount of $500,000 or a whole multiple of $500,000 in excess thereof (or, in the case of borrowings denominated in a Foreign Currency, in such increments as the Lender may from time to time determine).

If Parent fails to specify a currency in the Notice of Borrowing requesting a Loan, then the Loan so requested shall be made in Dollars. A Notice of Borrowing received after 1:00 p.m. shall be deemed received on the next Business Day.

Notwithstanding any provision herein to the contrary, Parent and the Lender may agree that the Revolving Credit Facility may or may not be used to automatically draw and repay Daily One Month LIBOR Loans (subject to the limitations set forth herein) pursuant to cash management arrangements between Parent and the Lender (the “Sweep Arrangement”). Principal and interest on Daily One Month LIBOR Loans deemed requested pursuant to the Sweep Arrangement shall be paid pursuant to the terms and conditions set forth herein. The borrowing and disbursement provisions set forth in this Section 2.3 and any other provision hereof with respect to the timing or amount of payments on the Daily One Month LIBOR Loans (other than Section 2.4(a)) shall not be applicable to Daily One Month LIBOR Loans.

(b)     Disbursement of Loans. Not later than 3:00 p.m. on the proposed borrowing date, the Lender will make such Loan available to the Applicable Borrower (and the Borrowers hereby irrevocably authorize the Lender to disburse the proceeds of each borrowing requested pursuant to this Section) by promptly crediting the amount of such Loan to the applicable deposit account of the Applicable Borrower identified in the Notice of Borrowing or as may be otherwise agreed upon by Parent and the Lender from time to time.

(c)     Lending Offices. The Lender may, at its option, make any Loan available to any Borrower by causing any foreign or domestic branch or Affiliate of the Lender to make such Loan; provided that (i) all terms of this Agreement shall apply to any such branch or Affiliate and (ii) the exercise of such option shall not affect the obligation of such Borrower to repay such Loan in accordance with the terms of this Agreement; provided that no action by the Lender pursuant to this subsection shall result in any of the Borrowers incurring incremental obligations under Section 4.10 or Section 4.12 or result in the application of Section 4.8(b).

SECTION 2.4     Repayment and Prepayment of Loans.

(a)     Repayment on Termination Date. Each Applicable Borrower hereby agrees to repay the outstanding principal amount of all Loans to such Borrower in the applicable Permitted Currency in full on the Maturity Date, with all accrued but unpaid interest thereon.

(b)     Mandatory Prepayments.

(i)     Aggregate Revolving Credit Commitment. If, as of the most recent Revaluation Date or at any time (as determined by the Lender under Section 2.4(b)(iii)), based upon the Dollar Amount of all Revolving Credit Outstandings, for any reason the outstanding principal amount of all Loans plus the sum of all outstanding L/C Obligations exceeds the Revolving Credit Commitment, then, in each such case, Parent shall, or shall cause TD International to, as applicable, (A) first, if (and to the extent) necessary to eliminate such amount in excess of the Revolving Credit Commitment, immediately repay outstanding Loans which are Base Rate Loans (and/or reduce any pending requests for a borrowing or continuation or conversion of such Loans submitted in respect of such Loans on such day) in an amount equal to the Dollar Amount of such amount in excess of the Revolving Credit Commitment, (B) second, if (and to the extent) necessary to eliminate such amount in excess of the Revolving Credit Commitment, immediately repay outstanding Loans which are LIBOR Rate Loans denominated in Dollars (and/or reduce any pending requests for a borrowing or continuation or conversion of such Loans submitted in respect of such Loans on such day) in an amount equal to the Dollar Amount of such amount in excess of the Revolving Credit Commitment, (C) third, if (and to the extent) necessary to eliminate such amount in excess of the Revolving Credit Commitment, immediately repay outstanding Foreign Currency Loans (and/or reduce any pending requests for a borrowing or continuation or conversion of such Loans submitted in respect of such Loans on such day) in an amount equal to the Dollar Amount of such amount in excess of the Revolving Credit Commitment and (D) fourth, with respect to any Letters of Credit then outstanding, if (and to the extent) necessary to collateralize such amount in excess of the Revolving Credit Commitment, immediately make a payment of Cash Collateral into a Cash Collateral Account opened by the Lender for its benefit in an amount equal to the Dollar Amount of such amount in excess of the Revolving Credit Commitment (such Cash Collateral to be applied in accordance with Section 9.1(b)).

(ii)     If, in any applicable jurisdiction, it becomes unlawful for the Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain any Loan or Letters of Credit:

(A)     that Lender shall promptly notify the Borrowers and the Extension of Credit will be immediately cancelled; and

(B)     each Borrower shall repay that Lender's Loans or Letter of Credit disbursements made to or for the account of that Borrower on the last day of the Interest Period for each Loan occurring after the Lender has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Borrower (being no earlier than the last day of any applicable grace period permitted by law).

(iii)     Foreign Currency Sublimit. If, at any time (as determined by the Lender under Section 2.4(b)(v)), based upon the Dollar Amount of all outstanding Foreign Currency Loans, (A) solely because of currency fluctuation, the outstanding principal amount of all Foreign Currency Loans exceeds one hundred five percent (105%) of the Foreign Currency Sublimit or (B) for any other reason, the outstanding principal amount of all Foreign Currency Loans exceeds the Foreign Currency Sublimit, then, in each such case, the Applicable Borrower shall, if (and to the extent) necessary to eliminate such amount in excess of the Foreign Currency Sublimit, immediately repay outstanding Foreign Currency Loans of the applicable Foreign Currency (and/or reduce any pending requests for a borrowing or continuation or conversion of such Loans submitted in respect of such Loans on such day) by the Dollar Amount of such amount in excess of the Foreign Currency Sublimit.

(iv)     Excess L/C Obligations. If, at any time (as determined by the Lender under Section 2.4(b)(v)), based upon the Dollar Amount of all outstanding L/C Obligations, (i) solely because of currency fluctuation, the outstanding principal amount of all L/C Obligations exceeds one hundred and five percent (105%) of the L/C Commitment or (ii) for any other reason, the outstanding principal amount of all L/C Obligations exceeds the L/C Commitment, then, in each such case, Parent shall, with respect to any Letters of Credit then outstanding, make a payment of Cash Collateral into a Cash Collateral Account opened by the Lender for its benefit in an amount equal to the Dollar Amount of such amount in excess of the L/C Commitment (such Cash Collateral to be applied in accordance with Section 9.1(b)).

(v)      Borrowing Base. If, at any time, (A) the Revolving Credit Outstandings at such time exceed (B) the Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Parent to the Lender,  then Borrowers shall promptly, but in any event within5 Business Days, prepay or cash collateralize the Obligations in the order set forth in Section 2.4(b)(i) in an aggregate amount equal to the amount of such excess.

(vi)     Compliance and Payments. The Borrowers’ compliance with this Section 2.4(b) shall be tested from time to time by the Lender at its sole discretion, but in any event shall be tested on the date on which (A) Parent, on behalf of the Applicable Borrower, requests that the Lender make a Loan or (B) Parent requests that the Lender issue a Letter of Credit. Each such repayment pursuant to this Section 2.4(b) shall be accompanied by any amount required to be paid pursuant to Section 4.9.

(c)     Optional Prepayments. The Borrowers may at any time and from time to time prepay Loans, in whole or in part, without penalty, by providing irrevocable prior written notice to the Lender substantially in the form attached as Exhibit C (a “Notice of Prepayment”) given not later than 1:00 p.m. (i) on the same Business Day as prepayment of each Base Rate Loan, (ii) at least three (3) Business Days before prepayment of each LIBOR Rate Loan denominated in Dollars, Euros or Sterling and (iii) at least four (4) Business Days before prepayment of each Loan denominated in any other Foreign Currency, specifying (A) the date and amount of prepayment, (B) the applicable Foreign Currency in which any Loan is denominated and (C) with respect to Loans denominated in Dollars, whether the repayment is of LIBOR Rate Loans, Base Rate Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of (i) $500,000 or a whole multiple of $500,000 in excess thereof with respect to Base Rate Loans or any lesser amount outstanding and (ii) $500,000 or a whole multiple of $500,000 in excess thereof with respect to LIBOR Rate Loans or any lesser amount outstanding. A Notice of Prepayment received after 1:00 p.m. shall be deemed received on the next Business Day. Notwithstanding anything to the contrary herein, each such prepayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

(d)     Limitation on Prepayment of LIBOR Rate Loans. Any prepayment of any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto shall be subject to the terms of Section 4.9 hereof.

SECTION 2.5     Permanent Reduction of the Revolving Credit Commitment.

(a)     Voluntary Reduction. Parent shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Lender, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $500,000 or any whole multiple of $500,000 in excess thereof.

(b)     Corresponding Payment. Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate Revolving Credit Outstandings, after such reduction to the Revolving Credit Commitment as so reduced and if the Revolving Credit Commitment as so reduced is less than the aggregate amount of all outstanding Letters of Credit, Parent shall be required to deposit Cash Collateral in a Cash Collateral Account opened by the Lender in an amount equal to the Dollar Amount of such amount in excess of the Revolving Credit Commitment. Such Cash Collateral shall be applied in accordance with Section 9.1(b). Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Loans (and furnishing of Cash Collateral satisfactory to the Lender for all L/C Obligations) and shall result in the termination of the Revolving Credit Commitment and the Revolving Credit Facility. If the reduction of the Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

SECTION 2.6     Termination of Revolving Credit Facility. The Revolving Credit Facility and the Revolving Credit Commitments shall terminate on the Maturity Date.

ARTICLE III

LETTER OF CREDIT FACILITY

SECTION 3.1     L/C Commitment. Subject to the terms and conditions hereof, the Lender agrees to issue standby letters of credit (the “Letters of Credit”) for the account of Parent on any Business Day from the Closing Date through but not including the fifth (5th) Business Day prior to the Maturity Date in such form as may be approved from time to time by the Lender; provided, that the Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Commitment or (b) the Revolving Credit Outstandings would exceed the lesser of (i) the Revolving Credit Commitment and (ii) the Borrowing Base (determined based upon the most recent Borrowing Base Certificate delivered by Parent to the Lender). Each Letter of Credit shall (i) be denominated in Dollars, Euros or Sterling in a minimum amount to be agreed to by the Lender, (ii) be a standby letter of credit issued to support obligations of Parent or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (iii) be in a form satisfactory to the Lender, (iv) expire on a date no more than twelve (12) months after the date of issuance or last renewal of such Letter of Credit (subject to automatic renewal for additional one (1) year periods pursuant to the terms of the Letter of Credit Application or other documentation acceptable to the Lender), which date shall be no later than the fifth (5th) Business Day prior to the Maturity Date and (v) be subject to the Uniform Customs or ISP98, as set forth in the Letter of Credit Application or as determined by the Lender and, to the extent not inconsistent therewith, the laws of the State of New York. The Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Lender to exceed any limits imposed by, any Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires.

SECTION 3.2     Procedure for Issuance of Letters of Credit. Parent may from time to time request that the Lender issue a Letter of Credit by delivering to the Lender, at the office of the Lender specified in or determined in accordance with Section 10.1, a Letter of Credit Application therefor, completed to the satisfaction of the Lender, and such other certificates, documents and other papers and information as the Lender may request (which information shall include the Permitted Currency in which such Letter of Credit shall be denominated). Upon receipt of any Letter of Credit Application, the Lender shall process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article V, promptly issue the Letter of Credit requested thereby (but in no event shall the Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Lender and Parent. The Lender shall promptly furnish to Parent a copy of such Letter of Credit and promptly notify the Lender of the issuance and upon request by the Lender, furnish to the Lender a copy of such Letter of Credit and the amount of the Lender’s participation therein.

SECTION 3.3     Commissions and Other Charges.

(a)     Letter of Credit Commissions. Parent shall pay to the Lender, for the account of the Lender, a letter of credit commission with respect to each Letter of Credit in the amount equal to the face amount of such Letter of Credit multiplied by the Applicable Margin with respect to Loans that are LIBOR Rate Loans (determined on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Maturity Date and thereafter on demand of the Lender.

(b)     Other Costs. In addition to the foregoing fees and commissions, Parent shall pay or reimburse the Lender for such normal and customary costs and expenses as are incurred or charged by the Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

SECTION 3.4      [Intentionally Omitted]

SECTION 3.5     Reimbursement Obligations of Parent. In the event of any drawing under any Letter of Credit, Parent agrees to reimburse (either with the proceeds of a Loan as provided for in this Section or with funds from other sources), in same day funds, in Dollars, the Lender on each date on which the Lender notifies Parent of the date and the Dollar Amount of a draft paid under any Letter of Credit for the Dollar Amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Lender in connection with such payment (including, without limitation, any and all costs, fees and other expenses incurred by the Lender in effecting the payment of any Letter of Credit denominated in a Foreign Currency). Unless Parent shall immediately notify the Lender that Parent intends to reimburse the Lender for such drawing from other sources or funds, Parent shall be deemed to have timely given a Notice of Borrowing to the Lender requesting that the Lender make a Loan denominated in Dollars bearing interest at the Base Rate on such date in the Dollar Amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Lender in connection with such payment (including, without limitation, any and all costs, fees and other expenses incurred by the Lender in effecting the payment of any Letter of Credit denominated in a Foreign Currency), and the Lender shall make such requested Loan bearing interest at the Base Rate in such amount, the proceeds of which shall be applied to reimburse the Lender for the amount of the related drawing and costs and expenses. If Parent has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

SECTION 3.6     Obligations Absolute. Parent’s obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set off, counterclaim or defense to payment which Parent may have or have had against the Lender or any beneficiary of a Letter of Credit or any other Person. Parent also agrees that the Lender and the L/C Participants shall not be responsible for, and Parent’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among Parent and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of Parent against any beneficiary of such Letter of Credit or any such transferee. The Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment. Parent agrees that any action taken or omitted by the Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct shall be binding on Parent and shall not result in any liability of the Lender or any L/C Participant to Parent. The responsibility of the Lender to Parent in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

SECTION 3.7     Effect of Letter of Credit Application. To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

SECTION 3.8     Bank Guarantees. By agreement of the Lender and the Borrowers and pursuant to such supplemental documentation as the Lender may request, the Borrowers may utilize the L/C Commitment in the form of bank guarantees issued by the Lender as an alternative to utilizing it for the issuance of Letters of Credit.

ARTICLE IV

GENERAL LOAN PROVISIONS

SECTION 4.1     Interest.

(a)     Interest Rate Options. Subject to the provisions of this Section, at the election of Parent:

(i)     Loans (other than Foreign Currency Loans) shall bear interest at (A) the Base Rate plus the Applicable Margin, (B) the LIBOR Rate plus the Applicable Margin or (C) Daily One Month LIBOR plus the Applicable Margin; and

(ii)     the Foreign Currency Loans shall bear interest at the LIBOR Rate plus the Applicable Margin.

Parent, on behalf of the Applicable Borrower, shall select the rate of interest and Interest Period, if any, applicable to any Loan (other than a Daily One Month LIBOR Loan) at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2. Any Loan (other than a Daily One Month LIBOR Loan) or any portion thereof as to which Parent has not duly specified a currency as provided herein shall be deemed a Loan denominated in Dollars. Any Loan (other than a Daily One Month LIBOR Loan) denominated in Dollars or any portion thereof as to which Parent has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan and any LIBOR Rate Loan or any portion thereof as to which Parent, on behalf of the Applicable Borrower, has not duly specified an Interest Period as provided herein shall be deemed a LIBOR Rate Loan for a one (1) month Interest Period.

(b)     Interest Periods. In connection with each LIBOR Rate Loan, Parent, on behalf of the Applicable Borrower, by giving notice at the times described in Section 2.3 or 4.2, as applicable, shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one (1), three (3) or six (6) months; provided that:

(i)     the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(ii)     if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(iii)    any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(iv)    no Interest Period shall extend beyond the Maturity Date, without payment of any amounts pursuant to Section 4.9; and

(v)     there shall be no more than eight (8) Interest Periods in effect at any time.

(c)       Default Rate. Subject to Section 9.1, (i) immediately upon the occurrence and during the continuance of an Automatic Event of Default or an Event of Default under clause (i) in the definition of “Notice Event of Default”, or (ii) at the election of the Lender, upon the occurrence and during the continuance of any other Event of Default:

(A)     the Borrowers shall no longer have the option to request Foreign Currency Loans, LIBOR Rate Loans, or Letters of Credit;

(B)     all outstanding LIBOR Rate Loans denominated in Dollars shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to LIBOR Rate Loans denominated in Dollars until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans;

(C)     all outstanding LIBOR Rate Loans denominated in a Foreign Currency shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to LIBOR Rate Loans denominated in such Foreign Currency;

(D)     all outstanding Base Rate Loans shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans;

(E)     all outstanding Daily One Month LIBOR Loans shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Daily One Month LIBOR Loans; and

(F)     all other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) applicable to such other Obligation (provided, that if no rate for such other Obligation is set forth herein or in such other Loan Document, then such Obligation shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans).

Interest shall continue to accrue on the Obligations after the filing by or against any Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

(d)     Interest Payment and Computation. Interest on each Base Rate Loan and each Daily One Month LIBOR Loan shall be due and payable in arrears on the last Business Day of each calendar month commencing on June 30, 2014; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto (and, with respect to any LIBOR Rate Loan where the applicable Interest Period is greater than one (1) month, also the date one (1) month from the beginning of the Interest Period and each one (1) month thereafter); provided, that accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand. All computations of interest for Base Rate Loans based on the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year), or, in the case of interest in respect of Loans denominated in a Foreign Currency as to which market practice differs from the foregoing, in accordance with such market practice.

(e)     Maximum Rate.

(i)     In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.

(ii)     In the event that such a court determines that the Lender has charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Law and the Lender shall at its option (A) promptly refund to the Applicable Borrower any interest received by the Lender in excess of the maximum lawful rate or (B) apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that the Borrowers not pay or contract to pay, and that the Lender not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrowers under Law.

SECTION 4.2     Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrowers shall have the option to:

(a)     convert all or any portion of any outstanding Base Rate Loans in a principal amount equal to $500,000 or any whole multiple of $500,000 in excess thereof into one or more LIBOR Rate Loans denominated in Dollars;

(b)     upon the expiration of any Interest Period with respect to any LIBOR Rate Loans denominated in Dollars, (i) convert any part of its outstanding LIBOR Rate Loans denominated in Dollars in a principal amount equal to $500,000 or a whole multiple of $500,000 in excess thereof into Base Rate Loans or the entire remaining amount thereof or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans;

(c)     upon the expiration of any Interest Period with respect to any LIBOR Rate Loans denominated in a Foreign Currency, continue such LIBOR Rate Loans as LIBOR Rate Loans in such Foreign Currency.

Whenever a Borrower desires to convert or continue Loans as provided above, Parent, on behalf of the Applicable Borrower, shall give the Lender irrevocable prior written notice in the form attached as Exhibit D (a “Notice of Conversion/Continuation”) not later than 1:00 p.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Loan denominated in Dollars, Euros or Sterling and four (4) Business Days before the day on which a proposed conversion or continuation of such Loan denominated in any other Foreign Currency is to be effective specifying:

(i)      the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor (including the applicable Permitted Currency in which such Loan(s) is (are) denominated);

(ii)     the effective date of such conversion or continuation (which shall be a Business Day);

(iii)     the principal amount of such Loans to be converted or continued; and

(iv)     the Interest Period to be applicable to such converted or continued LIBOR Rate Loan.

SECTION 4.3     [Intentionally Omitted]

SECTION 4.4     Manner of Payment.

(a)     Loans Denominated in Dollars and Letters of Credit. Each payment by the Applicable Borrower on account of the principal of or interest on any Loan denominated in Dollars or any Letter of Credit or of any fee, commission or other amounts (including the Reimbursement Obligation with respect to any Letter of Credit) payable to the Lender under this Agreement shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Lender at the Lender’s Office for the account of the Lender in Dollars (except as set forth below), in immediately available funds and shall be made without any set off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of clause (i) of the definition of “Notice Event of Default”, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Each payment to the Lender of other fees or commissions shall be made in like manner. Subject to Section 4.1(b)(ii) and (iii), if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest payable along with such payment.

(b)     Loans Denominated in a Foreign Currency. Each payment by the Applicable Borrower on account of the principal of or interest on any Loan denominated in any Foreign Currency payable to the Lender under this Agreement (or any of them) shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Lender at the Lender’s Office in the same Foreign Currency in which the Loan was made (except as set forth below), in immediately available funds and shall be made without any set off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of clause (i) of the definition of “Notice Event of Default”, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Subject to Section 4.1(b)(ii), if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest payable along with such payment. Without limiting the generality of the foregoing, the Lender may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in a Foreign Currency, subject to Section 4.10(d), such Borrower shall make such payment in Dollars in the Dollar Amount of such payment.

SECTION 4.5     Evidence of Indebtedness.

(a)     Extensions of Credit. The Extensions of Credit made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lender to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Applicable Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of the Lender, the Borrowers shall execute and deliver to the Lender a Revolving Credit Note which shall evidence the Lender’s Loans, as applicable, in addition to such accounts or records. The Lender may attach schedules to its Revolving Credit Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

SECTION 4.6     [Intentionally Omitted]

SECTION 4.7     [Intentionally Omitted]

SECTION 4.8     Changed Circumstances.

(a)     Circumstances Affecting LIBOR Rate Availability and Foreign Currency Availability. In connection with any request for a LIBOR Rate Loan, a Base Rate Loan as to which the interest rate is determined with reference to LIBOR, a Foreign Currency Loan or a conversion to or continuation thereof, if for any reason (i) the Lender shall determine (which determination shall be conclusive and binding absent manifest error) that deposits are not being offered to banks in the applicable interbank market (including, without limitation, the London interbank Eurodollar market) for the applicable amount and Interest Period of such Loan, (ii) the Lender shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining the LIBOR Rate for the Interest Period with respect to a proposed LIBOR Rate Loan or any Base Rate Loan as to which the interest rate is determined with reference to LIBOR, (iii) a fundamental change has occurred in the foreign exchange or interbank markets with respect to any Foreign Currency (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), (iv) it has become otherwise materially impractical for the Lender to make any Foreign Currency Loans or (v) the Lender shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to it of making or maintaining such Loans during such Interest Period, then the Lender shall promptly give notice thereof to Parent. Thereafter, until the Lender notifies Parent that such circumstances no longer exist, the obligation of the Lender to make LIBOR Rate Loans or a Base Rate Loans as to which the interest rate is determined with reference to LIBOR and the right of the Applicable Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan, a Base Rate Loan as to which the interest rate is determined with reference to LIBOR or a Foreign Currency Loan, as applicable, shall be suspended, and:

(A)     in the case of LIBOR Rate Loans denominated in Dollars, the Applicable Borrower shall either (1) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan, together with accrued interest thereon (subject to Section 4.1(d)), on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or (2) convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period; and

(B)     in the case of LIBOR Rate Loans denominated in a Foreign Currency, the Applicable Borrower shall either (1) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan, together with accrued interest thereon (subject to Section 4.1(d)), on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or (2) convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan denominated in Dollars as of the last day of such Interest Period;

provided that if any of the Borrowers elects to make such conversion, Parent shall pay to the Lender any and all costs, fees and other expenses, if any, incurred by the Lender in effecting such conversion.

(b)     Laws Affecting LIBOR Rate Availability and Foreign Currency Availability. If, after the date hereof, the introduction of, or any change in, any Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lender (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for the Lender (or any of its respective Lending Offices) to honor its obligations whether denominated in Dollars or a Foreign Currency hereunder to make or maintain any LIBOR Rate Loan, any Base Rate Loan as to which the interest rate is determined with reference to LIBOR or any Foreign Currency Loan, the Lender shall promptly give notice thereof to Parent. Thereafter, until the Lender notifies Parent that such circumstances no longer exist, (i) the obligations of the Lender to make LIBOR Rate Loans, Base Rate Loans as to which the interest rate is determined with reference to LIBOR or Foreign Currency Loans, as applicable, and the right of the Borrowers to convert any Loan or continue any Loan as a LIBOR Rate Loan, a Base Rate Loan as to which the interest rate is determined with reference to LIBOR or a Foreign Currency Loan, as applicable, shall be suspended and thereafter the Borrowers may select only Base Rate Loans as to which the interest rate is not determined with reference to LIBOR and (ii) if the Lender does not lawfully continue to maintain a LIBOR Rate Loan or a Foreign Currency Loan, as applicable, to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan as to which the interest rate is not determined with reference to LIBOR for the remainder of such Interest Period; provided that if Parent elects to make such conversion, Parent shall pay to the Lender any and all costs, fees and other expenses incurred by the Lender in effecting such conversion.

SECTION 4.9     Indemnity. Each Borrower hereby indemnifies the Lender against any loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a LIBOR Rate Loan or from fees payable to terminate the deposits from which such funds were obtained) which may arise or be attributable to the Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan to such Borrower (a) as a consequence of any failure by such Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan or a Foreign Currency Loan, as applicable, (b) due to any failure of such Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan or any Foreign Currency Loan, as applicable, on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the Lender’s sole discretion, based upon the assumption that the Lender funded its pro rata percentage of the Revolving Credit Commitment of the LIBOR Rate Loans or the Foreign Currency Loans, as applicable, in the applicable interbank market and using any reasonable attribution or averaging methods which the Lender deems appropriate and practical. A certificate of the Lender setting forth the basis for determining such amount or amounts necessary to compensate the Lender shall be forwarded to Parent and shall be conclusively presumed to be correct save for manifest error.

SECTION 4.10     Increased Costs.

(a)           Increased Costs Generally. If any Change in Law shall:

(i)     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended by, the Lender (except any reserve requirement reflected in the LIBOR Rate);

(ii)     subject the Lender to any Taxes (other than (A) Indemnified Taxes and (B) Taxes described in clause (a) of the definition of Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)     impose on the Lender or the London interbank or other applicable market any other condition, cost or expense (other than Taxes) affecting this Agreement, LIBOR Rate Loans or Foreign Currency Loans made by the Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting into or maintaining any LIBOR Rate Loan or Foreign Currency Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to the Lender of issuing or maintaining any Letter of Credit (or of maintaining its obligation to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon written request of the Lender, Parent shall promptly pay to any the Lender or the Lender, as the case may be, such additional amount or amounts as will compensate the Lender, as the case may be, for such additional costs incurred or reduction suffered. Notwithstanding the foregoing, this Section 4.10(a) will apply only in the event that the Lender charges such costs generally to the Lender’s other similarly situated customers.

(b)          Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or any lending office of the Lender or the Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of the Lender or the Loans made by the Lender, or the Letters of Credit issued by the Lender, to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of the Lender’s holding company with respect to capital adequacy), then from time to time upon written request of the Lender Parent shall promptly pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c)     Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to Parent shall be conclusive absent manifest error. Parent shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)     Exchange Indemnification and Increased Costs. Parent shall, upon demand from the Lender, pay to the Lender, the amount of (i) any loss or cost or increased cost incurred by the Lender, (ii) any reduction in any amount payable to or in the effective return on the capital to the Lender, (iii) any interest or any other return, including principal, foregone by the Lender as a result of the introduction of, change over to or operation of the Euro or (iv) any currency exchange loss that the Lender sustains, in each case of clauses (i) through (iv), as a result of (1) any payment being made by any Borrower in a currency other than that originally extended to such Borrower or (2) the failure of any Borrower to repay a Loan or Letter of Credit Obligation denominated in a currency other than Dollars. A certificate of the Lender setting forth in reasonable detail the basis for determining such additional amount or amounts necessary to compensate the Lender shall be conclusively presumed to be correct save for manifest error.

(e)     Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that Parent shall not be required to compensate the Lender pursuant to this Section for any increased costs incurred or reductions suffered more than one hundred eighty (180) days prior to the date that the Lender, as the case may be, notifies Parent of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 4.11     Regulatory Limitation; Further Assurances. In the event, as a result of increases in the value of Foreign Currencies against the Dollar or for any other reason, the obligation of the Lender to make Loans (taking into account the Dollar Amount of the Obligations and all other indebtedness required to be aggregated under 12 U.S.C.A. §84, as amended, the regulations promulgated thereunder and any other Law) is determined by the Lender to exceed its then applicable legal lending limit under 12 U.S.C.A. §84, as amended, and the regulations promulgated thereunder, or any other Law, the amount of additional Extensions of Credit the Lender shall be obligated to make or issue hereunder shall immediately be reduced to the maximum amount which the Lender may legally advance (as determined by the Lender), and, to the extent necessary under such laws and regulations (as determined by the Lender), and the Borrowers shall reduce, or cause to be reduced, complying to the extent practicable with the remaining provisions hereof, the Obligations outstanding hereunder by an amount sufficient to comply with such maximum amounts.

SECTION 4.12     Taxes.

(a)     [Intentionally Omitted]

(b)     Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrowers shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)     Payment of Other Taxes by the Borrowers. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.

(d)    Indemnification by the Borrowers. Each Borrower shall indemnify the Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Parent by the Lender, shall be conclusive absent manifest error.

(e)     Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority, such Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

(f)     [Intentionally Omitted]

(g)     Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.12 (including by the payment of additional amounts pursuant to this Section 4.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)     Survival. Each party’s obligations under this Section 4.12 shall survive the resignation or replacement of the Lender or any assignment of rights by, the Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 4.13     Mitigation Obligations. If the Lender delivers notice to the Borrowers pursuant to Section 4.8(b), or requests compensation under Section 4.10, or requires the Borrowers to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 4.12, then, upon the request of Parent, the Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would make it lawful or possible, as the case may be, to honor its obligations to make or maintain LIBOR Rate Loans or Foreign Currency Loans hereunder or would eliminate or reduce amounts payable pursuant to Section 4.10 or Section 4.12, as the case may be, in the future and (ii) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender.

ARTICLE V

CONDITIONS OF EFFECTIVENESS AND BORROWING

SECTION 5.1      Conditions to Effectiveness and Initial Extensions of Credit. The effectiveness of this Agreement and the obligation of the Lender to make or continue loans hereunder or issue the initial Letter of Credit are subject to the satisfaction of each of the following conditions:

(a)     Executed Loan Documents. This Agreement, the Security Agreement, the Subsidiary Guaranty, the Intercreditor Agreement and any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Lender by the parties thereto and shall be in full force and effect.

(b)     Closing Certificates; Etc. The Lender shall have received each of the following in form and substance reasonably satisfactory to the Lender:

(i)     Officer’s Certificate. A certificate from a Responsible Officer of Parent to the effect that all representations and warranties of the Loan Parties contained in this Agreement and the other Loan Documents are true and correct and that, after giving effect to any Extensions of Credit to be made on the Closing Date, no Default or Event of Default has occurred and is continuing.

(ii)     Certificate of Secretary of each Loan Party. A certificate of the secretary, assistant secretary, director, officer or other authorized person (each, an “Authorized Officer”), as the case may be, of Parent certifying as to the incumbency and genuineness of the signature of each officer of Parent executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation of Parent and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (B) the bylaws or other governing document of Parent as in effect on the Closing Date, (or with respect to either the foregoing clause (A) or clause (B) a certification that there has been no change in the applicable documents since June 30, 2014) and (C) resolutions duly adopted by the board of directors (or other governing body) of Parent authorizing the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party. In addition, a certificate of an Authorized Officer of TD International and of the Subsidiary Guarantor certifying as to the incumbency and genuineness of the signature of each officer of TD International or the Subsidiary Guarantor, as applicable, executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of the resolutions duly adopted by the board of directors of TD International or the Subsidiary Guarantor, as applicable, authorizing the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party.

(iii)     Certificates of Good Standing. Certificates as of a recent date of the good standing of Parent under the laws of its jurisdiction of organization.

(iv)     Opinions of Counsel. Favorable opinion of U.S. counsel to the Parent addressed to the Lender with respect to Parent, the Loan Documents and such other matters as the Lender shall reasonably request to the Loan Parties and which opinion shall permit reliance by successors and permitted assigns of the Lender.

(v)     Borrowing Base Certificate. A Borrowing Base Certificate executed by Parent reflecting as of December 25, 2015 a Borrowing Base of not less than the Revolving Credit Outstandings on the Closing Date (giving effect to Section 10.22(a) and any other Extensions of Credit on the Closing Date).

(c)     Miscellaneous.

(i)     PATRIOT Act. Parent shall have provided to the Lender the documentation and other information requested by the Lender in order to comply with requirements of the PATRIOT Act.

(ii)     Prudential Agreement. The Lender shall have received a fully executed copy of an amendment of the Prudential Agreement which is in form and substance reasonably satisfactory to the Lender and has become effective (or becomes effective contemporaneously with the Agreement).

(iii)     Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Lender. The Lender shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

SECTION 5.2     Conditions to All Extensions of Credit. The obligation of the Lender to make any Extensions of Credit (including the initial Extension of Credit), and to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation, conversion, issuance or extension date:

(a)     Continuation of Representations and Warranties. The representations and warranties of the Loan Parties in the Loan Documents (including those contained in Article VI hereof) shall be true and correct.

(b)     No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing date with respect to such Loan or after giving effect to the Loans to be made or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.

(c)     Notices. The Lender shall have received a Notice of Borrowing or Letter of Credit Application from the Applicable Borrower in accordance with Section 2.3(a) or Section 3.2, as applicable.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BORROWERS

In order to induce the Lender to enter into this Agreement and to make the Loans, and issue the Letters of Credit as provided herein, each of the Borrowers (to the extent that the representations, warranties and agreements set forth below in this Article VI expressly apply to such Borrower or any of its Subsidiaries) makes the following representations, warranties and agreements, all of which shall survive the execution and delivery of this Agreement and the Revolving Credit Notes and the making of the Loans and the issuance of the Letters of Credit:

SECTION 6.1     Organization and Qualification; Subsidiaries. Parent and each Subsidiary is a corporation, limited liability company, partnership, trust or other domestic or foreign entity or organizational form duly and validly organized and existing under the Laws of the jurisdiction of its incorporation or formation, as applicable, and has the corporate or other organizational power and all necessary licenses, permits and franchises to own its assets and properties and to carry on its business as now conducted or presently contemplated. Parent and each Subsidiary is duly licensed or qualified to do business and is in active status or good standing in all jurisdictions in which failure to do so would have a material adverse effect on its business or financial condition. All of the Subsidiaries of Parent, together with Parent’s percentage of ownership of each Subsidiary, are set forth on Schedule 6.1.

SECTION 6.2     Financial Statements. All of the financial statements of Parent and its Subsidiaries heretofore furnished to the Lender by Parent are accurate and complete in all material respects and fairly present the financial condition and the results of operations of Parent and its Subsidiaries for the periods covered thereby and as of the relevant dates thereof, all financial statements were prepared in accordance with U.S. GAAP, subject in the case of interim financial statements to audit and year-end adjustments. There has been no material adverse change in the business, properties or condition (financial or otherwise) of Parent and its Subsidiaries since the date of the latest of such financial statements. Parent has no knowledge of any material liabilities of any nature not disclosed in writing to the Lender.

SECTION 6.3     Authorization; Enforceability. The making, execution, delivery and performance of this Agreement and any other Loan Document, and compliance with their respective terms, have been duly authorized by all necessary corporate or other organizational action of each Borrower. This Agreement and each other Loan Document are the valid and binding obligations of each Loan Party party thereto, enforceable against such Loan Party in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

SECTION 6.4     Absence of Conflicting Obligations; Defaults. The making, execution, delivery and performance of this Agreement and each other Loan Document, and compliance with their respective terms, do not violate any presently existing provision of Law or the articles or certificate of incorporation or bylaws (or equivalent governing documents) of each Loan Party or any agreement material to the business of Parent or any Subsidiary to which Parent or any Subsidiary is a party or by which Parent or any Subsidiary or any of their respective assets is bound. Neither Parent nor any Subsidiary is in default in the payment of the principal of or interest on any of its Indebtedness or in default under any instrument or instruments or agreements under and subject to which any Indebtedness has been issued and no event has occurred and is continuing under the provisions of any such instrument or agreement which with the lapse of time, or with the giving of notice, or both, would constitute an event of default thereunder or an Event of Default under this Agreement.

SECTION 6.5     Taxes. Parent and each Subsidiary has filed all federal, state, foreign and local tax returns which were required to be filed (subject to any valid extensions of the time for filing), the failure to file of which would have a material adverse effect on Parent’s or such Subsidiary’s business or financial condition, and has paid, or made provision for the payment of, all taxes owed by it, and no tax deficiencies have been assessed or, to Parent’s knowledge, proposed against Parent or any Subsidiary.

SECTION 6.6     Absence of Litigation. Except as set forth on Schedule 6.6, neither Parent nor any Subsidiary is a party to, and so far as is known to Parent there is no threat of, any litigation or administrative proceeding which would, if adversely determined, impair the ability of any Borrower to perform its obligations under this Agreement or any other Loan Document, cause any material adverse change in the assets and properties of Parent or any Subsidiary, cause any material impairment of the right to carry on the business of Parent or any Subsidiary, or cause any material adverse effect on the financial condition of Parent or any Subsidiary.

SECTION 6.7     Indebtedness. Neither Parent nor any Subsidiary has incurred any Indebtedness except for Permitted Indebtedness.

SECTION 6.8     Title to Property. Parent and each Subsidiary has good title to, or a valid leasehold interest in, all assets and properties necessary to conduct its business as now conducted or proposed to be conducted, and there are no Liens on any of the assets or properties of Parent or any Subsidiary other than Permitted Liens.  Parent and each Subsidiary has all licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, reasonably necessary to conduct its business as now conducted or proposed to be conducted, and Parent does not know of any conflict with or violation of any valid rights of others with respect thereto.

SECTION 6.9     ERISA. Parent has no knowledge: (a) that any Plan is in noncompliance in any material respect with the applicable provisions of ERISA or the Internal Revenue Code; (b) of any pending or threatened litigation or governmental proceeding or investigation against or relating to any Plan; (c) of any reasonable basis for any material proceedings, claims or actions against or relating to any Plan; (d) that any Borrower has incurred any “accumulated funding deficiency” within the meaning of Section 302(a)(2) of ERISA in connection with any Plan; or (e) that there has been any Reportable Event or Prohibited Transaction (as such terms are defined in ERISA) with respect to any Plan, the occurrence of which would have a material adverse effect on the business or condition (financial or otherwise) of Parent or any Subsidiary, or both, or that Parent or any Subsidiary, or both, has incurred any liability to the PBGC under Section 4062 of ERISA in connection with any Plan.

SECTION 6.10   Fiscal Year. Each Borrower’s fiscal year ends on June 30.

SECTION 6.11   Compliance With Laws. Parent and each Subsidiary is in compliance in all material respects with all Laws applicable to Parent or such Subsidiary, their respective assets or operations, the failure to comply with which could have a material adverse effect on Parent’s or such Subsidiary’s business or financial condition.

SECTION 6.12   Dump Sites. To Parent’s knowledge after reasonable investigation, with respect to any period during which Parent or any Subsidiary has occupied the Facilities and with respect to the time before Parent or any Subsidiary occupied the Facilities, no Person has caused or permitted petroleum products or hazardous substances or other materials to be stored, deposited, treated, recycled or disposed of on, under or at the Facilities, which materials, if known to be present, might require investigation, clean-up, removal or some other remedial action under Environmental Laws except as set forth in Schedule 6.12 hereto, and each Borrower hereby certifies to the Lender that all such petroleum products or hazardous substances or other materials are being stored, deposited, treated, recycled or disposed of in accordance with all applicable Environmental Laws and none of such items or matters shall have a material adverse effect upon the financial condition of Parent or any Subsidiary or any of their assets or properties.

SECTION 6.13   Tanks. There are not now nor, to Parent’s knowledge after reasonable investigation, have there ever been tanks, containers or other vessels on, under or at the Facilities that contained petroleum products or hazardous substances or other materials which, if known to be present in soils or ground water, might require investigation, clean-up, removal or some other remedial action under Environmental Laws except for those tanks, containers or other vessels described in Schedule 6.13 hereto, and each Borrower hereby certifies to the Lender that all such tanks, containers or other vessels are being treated or have been treated in accordance with all applicable Environmental Laws and have not caused and shall not cause any material adverse effect upon the financial condition of Parent or any Subsidiary or any of their assets or properties.

SECTION 6.14   Other Environmental Conditions. To the best of Parent’s knowledge after reasonable investigation, there are no conditions existing currently or likely to exist during the term of this Agreement that would subject Parent or any Subsidiary to damages, penalties, injunctive relief or clean-up costs under any Environmental Laws, or that might require investigation, clean-up, removal or some other remedial action by Parent or any Subsidiary under Environmental Laws except as set forth in Schedule 6.14 hereto, and each Borrower hereby certifies to the Lender that none of such conditions would cause a material adverse effect upon the financial condition of Parent or any Subsidiary or any of their properties or assets.

SECTION 6.15   Environmental Judgments, Decrees and Orders. No judgment, decree, order or citation related to or arising out of Environmental Laws is applicable to or binds Parent, any Subsidiary, the Facilities or the owner of any of the Facilities except as set forth in Schedule 6.15 hereto and each Borrower hereby certifies to the Lender that none of such matters shall have a material adverse effect upon the financial condition of Parent or any Subsidiary or any of their assets or properties.

SECTION 6.16   Environmental Permits and Licenses. All permits, licenses and approvals required under Environmental Laws necessary for Parent and each Subsidiary to operate the Facilities and to conduct its business as now conducted or proposed to be conducted, which are currently obtainable have been obtained and are in full force and effect.

SECTION 6.17   Use of Proceeds; Margin Stock. The Borrowers shall use the proceeds of the Loans solely for working capital and other general corporate purposes, including, without limitation, to refinance certain existing Indebtedness of the Borrowers.  No part of the proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

SECTION 6.18   Investment Company. Neither Borrower is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 6.19   Accuracy of Information. All information, certificates or statements by the Borrowers given in, or pursuant to, this Agreement (whether in writing, by electronic messaging or otherwise) shall be accurate, true and complete when given.

SECTION 6.20   Offering of Revolving Credit Notes. Neither any Borrower nor any agent acting for any Borrower has offered any Revolving Credit Note or any similar obligation of such Borrower for sale to, or solicited any offers to buy any Revolving Credit Note or any similar obligation of such Borrower from any Person other than the applicable Lender, and neither any Borrower nor any agent acting for any Borrower will take any action that would subject the sale of any Revolving Credit Note to the registration provisions of the Securities Act of 1933, as amended.

SECTION 6.21   Anti-Terrorism Laws; Anti-Money Laundering. Neither Parent nor any of its Subsidiaries or, to their knowledge, any of their Related Parties (a) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), (b) is in violation of (i) the Trading with the Enemy Act, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or (iii) the PATRIOT Act (collectively, the “Anti-Terrorism Laws”) or (c) is a Sanctioned Person. No part of the proceeds of any Extension of Credit hereunder will be unlawfully used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country, or in any other manner that will result in any violation by any Person (including the Lender) of any Anti-Terrorism Laws.

SECTION 6.22   Solvency. Each Borrower and each Significant Subsidiary is Solvent.

SECTION 6.23   Security Documents. The Liens granted by the Security Documents constitute valid Liens on the properties and assets of the Domestic Loan Parties covered by the Security Documents, to the extent required by the Security Documents and subject to no prior or equal Lien except for Permitted Liens.

SECTION 6.24   Eligible Accounts. As to each Account that is identified by a Domestic Loan Party as an Eligible Account in a Borrowing Base Certificate submitted to the Lender, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of a Domestic Loan Party’s business, (b) owed to a Domestic Loan Party without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of Eligible Accounts.

SECTION 6.25   Eligible Inventory. As to each item of Inventory that is identified by Parent as Eligible Inventory in a Borrowing Base Certificate submitted to the Lender, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Lender-discretionary criteria) set forth in the definition of Eligible Inventory.

SECTION 6.26   Location of Inventory. The Inventory of the Domestic Loan Parties is stored only (a) at, or in transit between, the locations identified on Schedule 6.26 (as such Schedule may be updated pursuant to Section 7.15) or (b) with a bailee, warehouseman, or similar party at, or in transit between, locations within the continental United States as to which a Collateral Access Agreement has been delivered to the Collateral Agent or as identified on Schedule 6.26 (as such Schedule may be updated pursuant to Section 7.15).

ARTICLE VII

AFFIRMATIVE COVENANTS

Each Borrower (to the extent that the covenants and agreements set forth below in this Article VII expressly apply to such Borrower or any of its Subsidiaries) hereby covenants and agrees that on and after the Closing Date and until the Revolving Credit Commitment and all Letters of Credit have terminated and all other Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash and unless otherwise consented to in accordance with Section 10.2:

SECTION 7.1     Payment. Each Borrower shall timely pay or cause to be paid the principal of and interest on its Loans and all other amounts due from it under this Agreement, any other Loan Document and the Letters of Credit.

SECTION 7.2    Corporate Existence; Properties; Ownership. Each Borrower shall, and each Borrower shall cause each Subsidiary to:  (a) maintain its corporate or other organizational existence; except that Parent may permit any Subsidiary to merge into it or into a wholly owned Subsidiary; (b) conduct its business substantially as now conducted or as described in any business plans delivered to the Lender prior to the Closing Date; (c) maintain all assets (other than assets no longer used or useful in the conduct of its business) in good repair, working order and condition, ordinary wear and tear excepted; and (d) maintain accurate records and books of account in accordance with U.S. GAAP consistently applied throughout all accounting periods.

SECTION 7.3     Licenses. Each Borrower shall maintain in full force and effect each license, permit and franchise granted or issued by any federal, state or local governmental agency or regulatory authority that is reasonably necessary to or used in such Borrower’s or any Subsidiary’s business.

SECTION 7.4     Reporting Requirements. Parent shall furnish to the Lender such information respecting the business, assets and financial condition of Parent and its Subsidiaries as the Lender may reasonably request and, without request:

(a)     as soon as available, and in any event within forty-five (45) days after the end of the first three fiscal quarters of each fiscal year, (i) a consolidated and consolidating balance sheet of Parent and its consolidated Subsidiaries as of the end of each such fiscal quarter; and (ii) consolidated and consolidating statements of income and surplus of Parent and its consolidated Subsidiaries for each such fiscal quarter, all in reasonable detail and certified as true and correct, subject to audit and normal year-end adjustments, by the vice president of finance or treasurer of Parent; and

(b)     as soon as available, and in any event within ninety (90) days after the close of each fiscal year, a copy of the detailed annual audit report for such year and accompanying consolidated financial statements of Parent and its consolidated Subsidiaries prepared in reasonable detail and in accordance with U.S. GAAP and audited by independent certified public accountants of recognized standing selected by Parent, and reasonably satisfactory to the Lender, which audit report shall be unqualified and shall be accompanied by:  (i) an unqualified opinion of such accountants, in form and substance reasonably satisfactory to the Lender, to the effect that the same fairly presents the financial condition and the results of operations of Parent and its consolidated Subsidiaries for the periods and as of the relevant dates thereof, and (ii) a certificate of such accountants setting forth their computations as to Parent’s compliance with Section 7.13 stating that in the ordinary course of their audit, conducted in accordance with generally accepted auditing practices, they did not become aware of any Event of Default or, if their audit disclosed an Event of Default, a specification of the Event of Default and the actions taken or proposed to be taken by Parent with respect thereto; and

(c)     within (i) forty-five (45) days after the end of the first three fiscal quarters of each fiscal year and (ii) ninety (90) days after the close of each fiscal year, an executed Officer’s Certificate, in the form of Exhibit E; and

(d)     promptly upon its becoming available, furnish to the Lender one copy of each financial statement, report, notice, or proxy statement sent by any Borrower to its shareholders generally and of each regular or periodic report, registration statement or prospectus filed by Parent with any securities exchange or the Securities and Exchange Commission or any successor agency; and

(e)     as soon as received, but in any event not later than ten (10) days after receipt, copies of all management letters and other reports submitted to Parent by independent certified public accountants in connection with any examination of the financial statements of Parent and notify the Lender promptly of any change in any accounting method used by Parent in the preparation of the financial statements to be delivered to the Lender pursuant to this Section; and

(f)     no later than July 31 of each year, a detailed forecast for the next fiscal year of Parent and its Subsidiaries in a form reasonably satisfactory to the Lender;

(g)     within 30 days after the end of each calendar month, a Borrowing Base Certificate as of the end of such month; and

(h)     from time to time such information with respect to the Collateral and the Borrowing Base as the Lender may reasonably request, including, within 30 days after the end of each calendar month reports with respect to Accounts aging and accounts payable aging and an inventory summary report, all in such form and detail as may be reasonably acceptable to the Lender.

(i)     from time to time, such other information or documents (financial or otherwise) with respect to Parent or any of its Subsidiaries as the Lender may reasonably request.

SECTION 7.5     Taxes. Each Borrower shall, and each Borrower shall cause each Subsidiary to, pay all taxes and assessments prior to the date on which penalties attach thereto, except for any tax or assessment which is either not delinquent or which is being contested in good faith and by proper proceedings and against which adequate reserves have been provided.

SECTION 7.6     Inspection of Properties and Records. Each Borrower shall, and each Borrower shall cause each Subsidiary to, permit the Lender or its agents or representatives to visit any of its properties and examine any of its books and records upon reasonable prior notice, at any reasonable time and as often as may be reasonably desired, and Parent shall facilitate each such inspection, audit and examination; provided, however, that nothing in this Agreement shall require any Borrower to disclose, or shall entitle the Lender to examine, copy or otherwise have access to, any Borrower’s trade secrets, which such Borrower has informed the Lender are trade secrets of such Borrower, prior to any Event of Default nor thereafter, unless such Borrower and the Lender shall enter into a confidentiality and nondisclosure agreement with respect to such trade secrets which agreement shall have terms reasonably acceptable to such Borrower. Without limiting the foregoing, Parent will permit the Lender and each of its duly authorized representatives or agents to conduct appraisals and valuations of the Collateral and real estate owned by the Domestic Loan Parties at such reasonable times and intervals as the Lender may designate; provided, however, that, so long as no Default or Event of Default shall have occurred and be continuing, (a) only two appraisals per year (with respect to each type of Collateral) and two field exams per year shall be at Parent’s expense and (b) all real estate appraisals shall be at Lender’s expense. Without limiting the foregoing, Parent shall take, and shall cause each other Domestic Credit Party to take, all actions and provide access to all Collateral and related records, as the Lender may request to facilitate the completion of a field examination of the Collateral by the Lender or its representatives by February 15, 2016.

SECTION 7.7     Reference in Financial Statements. Each Borrower shall include, to the extent required by applicable Law, or cause to be included, a reference to this Agreement in all financial statements of such Borrower which are furnished to stockholders, financial reporting services, creditors and prospective creditors.

SECTION 7.8     Compliance with Laws. Each Borrower shall, and each Borrower shall cause each Subsidiary to:  (a) comply in all material respects with all applicable Environmental Laws, and orders of regulatory and administrative authorities with respect thereto, and, without limiting the generality of the foregoing, promptly undertake and diligently pursue to completion appropriate and legally authorized containment, investigation and clean-up action in the event of any release of Hazardous Materials on, upon or into any real property owned, operated or within the control of Parent or any Subsidiary; and (b) comply in all material respects with all other Laws applicable to such Borrower, its Subsidiaries, or their respective assets or operations.

SECTION 7.9     Compliance with Agreements. Each Borrower shall, and each Borrower shall cause each Subsidiary to, perform and comply in all respects with the provisions of any agreement (including without limitation any collective bargaining agreement), license, regulatory approval, permit and franchise binding upon Parent or any Subsidiary or their respective assets or properties, if the failure to so perform or comply would have a material adverse effect on the condition (financial or otherwise) of the business, assets or properties of Parent or any Subsidiary.

SECTION 7.10   Notices. Parent shall:

(a)     as soon as possible and in any event within five (5) Business Days after Parent’s knowledge of the occurrence of any Default or Event of Default, notify the Lender in writing of such Default or Event of Default and set forth the details thereof and the action which is being taken or proposed to be taken by Parent with respect thereto;

(b)     promptly notify the Lender of the commencement of any litigation or administrative proceeding that would cause the representation and warranty of any Borrower contained in Section 6.6 to be untrue;

(c)     promptly notify the Lender:  (i) of the occurrence of any Reportable Event or Prohibited Transaction (as such terms are defined in ERISA) that has occurred with respect to any Plan; and (ii) of the institution by the PBGC or Parent or any Subsidiary of proceedings under Title IV of ERISA to terminate any Plan;

(d)     unless prohibited by applicable Law, notify the Lender, and provide copies, immediately upon receipt but in any event not later than ten (10) days after receipt, of any notice, pleading, citation, indictment, complaint, order or decree from any federal, state or local government agency or regulatory body, or any other source, asserting or alleging a circumstance or condition that requires or may require a financial contribution in an amount of $1,000,000 or more by Parent or any Subsidiary, or both, or an investigation, clean-up, removal, remedial action or other response by or on the part of Parent or any Subsidiary, or both, under Environmental Laws which would cost $1,000,000 or more or which seeks damages or civil, criminal or punitive penalties in an amount of $1,000,000 or more from or against Parent or any Subsidiary, or both, for an alleged violation of Environmental Laws; and provide the Lender with written notice of any condition or event which would make the representations and warranties contained in Sections 6.11 through 6.16 inaccurate, as soon as Parent becomes aware of such condition or event;

(e)     notify the Lender at least thirty (30) days prior to any change of any Borrower’s name or its use of any trade name;

(f)     promptly notify the Lender of any damage to, or loss of, any of the assets or properties of any Borrower if the net book value of the damaged or lost asset or property at the time of such damage or loss exceeds $1,000,000;

(g)     promptly notify the Lender of the commencement of any investigation, litigation, or administrative or regulatory proceeding by, or the receipt of any notice, citation, pleading, order, decree or similar document issued by, any federal, state or local governmental agency or regulatory authority that results in, or may result in, the termination or suspension of any license, permit or franchise necessary to any Borrower’s business, or that imposes, or may result in the imposition of, a fine or penalty in an amount of $1,000,000 or more on any Borrower or both; and

(h)     promptly notify the Lender of any material adverse change in the business, operations, assets, property, prospects or financial condition of any Borrower.

SECTION 7.11   Insurance. Each Borrower shall, and each Borrower shall cause each Subsidiary to obtain and maintain at its own expense the following insurance, which shall be with insurers satisfactory to the Lender: (a) “all risks” property insurance in amounts not less than the one hundred percent (100%) replacement cost of all buildings, improvements, fixtures, equipment and other real and personal property of such Borrower or such Subsidiary, with a replacement cost agreed amount endorsement; (b) commercial general liability insurance covered under a commercial general liability policy including contractual liability in an amount not less than $1,000,000 combined single limit for bodily injury, including personal injury, and property damage; (c) product liability insurance in such amounts as is customarily maintained by companies engaged in the same or similar businesses; and (d) worker’s compensation insurance in amounts meeting all statutory state and local requirements. The property and commercial general liability policies described above shall require the insurer to provide at least thirty (30) days’ prior written notice to the Lender of any material change or cancellation of such policy. All property insurance policies covering the Collateral shall be made payable to the Collateral Agent for the benefit of Collateral Agent, the Noteholders and the Lender, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Collateral Agent may reasonably require to fully protect the Lender’s and Noteholders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to the Collateral Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of the Collateral Agent. If Parent fails to maintain such property or casualty insurance, the Lender or the Collateral Agent may arrange for such insurance, but at Parent’s expense and without any responsibility on the Lender’s or Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.

SECTION 7.12   New Subsidiaries; Acquisitions. If any Borrower organizes one or more new Subsidiaries after the Closing Date in compliance with the terms of this Agreement, Parent shall promptly deliver to the Lender an amended Schedule 6.1 listing all of the Subsidiaries of such Borrower, together with such Borrower’s percentage of ownership of such Subsidiary. Each Borrower agrees to give prior written notice to the Lender of any such new Subsidiary and of any acquisition permitted under Section 8.4. Parent will, at the time that any Domestic Loan Party forms Material Subsidiary or acquires any direct or indirect Material Subsidiary after the Closing Date or, as applicable, at the time that any Subsidiary existing on the date hereof which is not a Material Subsidiary becomes a Material Subsidiary, within 10 days of such formation or acquisition or becoming a Material Subsidiary (or such later date as permitted by Lender in its sole discretion) (a) cause such Material Subsidiary to provide to Lender a joinder to the Subsidiary Guaranty and to the Security Agreement, together with such other security agreements as well as appropriate financing statements, all in form and substance reasonably satisfactory to the Lender (including being sufficient to grant the Collateral Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such Material Subsidiary); provided, that the joinder to the Subsidiary Guaranty and the Security Agreement, and such other security agreements shall not be required to be provided to the Lender with respect to any Subsidiary that is a CFC if providing such agreements would result in adverse tax consequences or the costs to the Loan Parties of providing such guaranty or such security agreements are excessive (as determined by Lender in consultation with Parent) in relation to the benefits to the Lender of the security or guarantee afforded thereby, (b) provide, or cause the applicable Domestic Loan Party to provide, to Lender a pledge agreement (or an addendum to the Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such Material Subsidiary in form and substance reasonably satisfactory to Lender; provided, that only 65% of the total outstanding voting Equity Interests of any first tier Subsidiary of Parent or a Domestic Loan Party that is a CFC (and none of the Equity Interests of any Subsidiary of such CFC) shall be required to be pledged if pledging a greater amount would result in adverse tax consequences or the costs to the Loan Parties of providing such pledge are excessive (as determined by the Lender in consultation with Parent) in relation to the benefits to the Lender of the security afforded thereby (which pledge, if reasonably requested by Lender, shall be governed by the laws of the jurisdiction of such Subsidiary), and (c) provide to the Lender all other documentation, including one or more opinions of counsel reasonably satisfactory to the Lender, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 7.12 shall constitute a Loan Document.

SECTION 7.13   Financial Covenants.

(a)     Minimum Net Worth. Parent and its consolidated Subsidiaries shall maintain at all times an aggregate Net Worth of at least $120,018,000 plus 35% of the positive consolidated Net Income for each fiscal quarter from and after December 31, 2013 on a cumulative basis. For purposes of all computations made pursuant to this Section 7.13(a), Parent may exclude from Net Worth adjustments that result from (i) changes to the assumptions used by Parent in determining its pension liabilities or (ii) changes in the market value of plan assets up to an aggregate amount of adjustments equal to $34,000,000 for purposes of computing Net Worth at any time. This covenant shall be tested quarterly at the end of each fiscal quarter. Parent shall document such adjustments in the Officer’s Certificate delivered by Parent to the Lender pursuant to Section 7.4(c).

(b)     Minimum EBITDA. Parent and its consolidated Subsidiaries shall achieve EBITDA of at least the amount specified below for each period of four fiscal quarters of Parent and its consolidated Subsidiaries ending on (or, as applicable, after) the date indicated below:

Fiscal Quarter Ending	Minimum EBITDA

March 25, 2016	$0

Thereafter	$11,000,000

This covenant shall be tested quarterly at the end of each fiscal quarter, commencing March 25, 2016 and at the end of each fiscal quarter thereafter.

(c)     Maximum Total Funded Debt to EBITDA Ratio. Parent and its consolidated Subsidiaries shall not permit the ratio of Total Funded Debt to EBITDA to exceed 3.00 to 1.00, tested at the end of each fiscal quarter of Parent, commencing June 30, 2016, all as determined, in the case of Total Funded Debt, on the date of determination, and in the case of EBITDA, for the preceding four fiscal quarters of Parent and its consolidated Subsidiaries ending on the date of determination. This covenant shall be tested quarterly at the end of each fiscal quarter.

(d)     Capital Expenditures. Parent shall not permit the aggregate Capital Expenditures of itself and its Subsidiaries to exceed $2,500,000 in any fiscal quarter; provided, however that Parent shall be deemed in compliance with this Section 7.13(d) with respect to its fiscal quarters ending March 25, 2016 and June 30, 2016 if the aggregate amount of Capital Expenditures of itself and its Subsidiaries for such two fiscal quarters is less than or equal to $5,000,000.

SECTION 7.14     Most Favored Lender. Each Borrower covenants that if, on any date, it enters into, assumes or otherwise becomes bound or obligated under any agreement evidencing, securing, guaranteeing or otherwise relating to any Indebtedness (other than the Indebtedness evidenced by this Agreement) in excess of $1,000,000, or obligations in excess of $1,000,000 in respect of one or more Swap Agreements, of any Borrower, that contains, or amends any such agreement to contain, one or more Additional Covenants or Additional Defaults, then on such date the terms of this Agreement shall, without any further action on the part of any Borrower or the Lender, be deemed to be amended automatically to include each Additional Covenant and each Additional Default contained in such agreement.  Each Borrower further covenants to promptly execute and deliver at its expense (including the reasonable fees and expenses of counsel for the Lender) an amendment to this Agreement in form and substance satisfactory to the Lender evidencing the amendment of this Agreement to include such Additional Covenants and Additional Defaults, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this Section 7.14, but shall merely be for the convenience of the parties hereto.

SECTION 7.15     Location of Inventory. Parent will, and will cause each other Domestic Loan Party to, keep its Inventory only at the locations identified on Schedule 6.26 or other locations as to which a Collateral Access Agreement is in place and maintain its chief executive offices only at the locations identified on Schedule 6.26; provided, that Parent may amend Schedule 6.26 so long as such amendment occurs by written notice to the Lender and Collateral Agent not less than 10 days prior to the date on which such Inventory is moved to such new location or such chief executive office is relocated and so long as such new location is within the continental United States. To the extent that a Collateral Access Agreement is not in place at any time more than 30 days after the Closing Date with respect to a location identified on Schedule 6.26 (other than locations owned by a Domestic Loan Party), Parent will, or will cause, Inventory located at such location to be promptly moved to a location which is either owned by a Domestic Loan Party or subject to a Collateral Access Agreement.

SECTION 7.16     Further Assurances. Parent will at any time upon the reasonable request of the Lender or the Collateral Agent, execute or deliver to the Collateral Agent any and all financing statements, security agreements, pledges, assignments, opinions of counsel and all other documents (the “Additional Documents”) that the Lender or the Collateral Agent may reasonably request in form and substance reasonably satisfactory to the Lender or the Collateral Agent, as applicable, to create, perfect, and continue perfected or to better perfect the Collateral Agent’s Liens in the Collateral and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, if Parent refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, Parent hereby authorizes the Collateral Agent to execute any such Additional Documents in Parent’s name and authorizes the Collateral Agent to file such executed Additional Documents in any appropriate filing office.

SECTION 7.17     Post-Closing Matters. Parent shall:

(a)     Within 10 Business Days after the Closing Date, deliver to the Lender certificates of insurance, together with the endorsements thereto as are required by Section 7.11, the form and substance of which shall be reasonably satisfactory to the Lender;

(b)     Within 10 Business Days after the Closing Date, deliver to the Lender a good standing certificate as described in Section 5.1(b)(ii) with respect to the Subsidiary Guarantor (to the extent not delivered on the Closing Date);

(c)     Within 10 Business Days after the Closing Date, deliver to the Lender an updated Borrowing Base Certificate reflecting the Borrowing Base as of December 25, 2015, which Borrowing Base Certificate shall be in the form of Exhibit F hereto updated (as reasonably required by the Lender) to more precisely conform to the eligibility requirements set forth herein;

(d)     Within 30 days after the Closing Date, deliver to the Lender the items referred to in Section 5.1(b)(ii)(A) and (B) with respect to TD International and the Subsidiary Guarantor;

(e)     Within 60 days after the Closing Date, deliver to the Collateral Agent such supplemental pledge documentation and Additional Documents (including, as applicable, stock certificates) as the Lender may reasonably request with respect to Parent’s pledge of 65% of the Equity Interests of TD International, Twin Disc S.r.l, (an Italian corporation) and Mill-Log Wilson Equipment Ltd. (a Canadian corporation) and 100% of the Subsidiary Guarantor; and

(f)     Within 5 Business Days after receipt of a detailed invoice therefor, Parent shall pay all fees, charges and disbursements owing to the Lender pursuant hereto, including fees of counsel to the Lender relating to the consummation of this Agreement (to be paid directly to such counsel) to the extent accrued and unpaid.

ARTICLE VIII

NEGATIVE COVENANTS

Each Borrower (to the extent that the covenants and agreements set forth below in this Article VIII expressly apply to such Borrower or any of its Subsidiaries) hereby covenants and agrees that on and after the Closing Date and until the Revolving Credit Commitment and all Letters of Credit have terminated and all other Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash and unless otherwise consented to in accordance with Section 10.2, neither Borrower shall, and neither Borrower shall permit any Subsidiary to:

SECTION 8.1     Loans. Permit the sum of the amount of outstanding Loans to exceed the Revolving Credit Commitment.

SECTION 8.2     Liens. Incur, create, assume or permit to be created or allow to exist any Lien upon or in any of its real estate, assets or properties, except Permitted Liens.

SECTION 8.3     Indebtedness. Incur, create, assume, permit to exist, guarantee, endorse or otherwise become directly or indirectly or contingently responsible or liable for any Indebtedness, except Permitted Indebtedness.

SECTION 8.4     Consolidation or Merger. Consolidate with or merge into any other Person, or permit another Person to merge into it, or acquire substantially all of the assets of any other Person, whether in one or a series of transactions, except that (a) Parent may permit any Subsidiary to merge into it or into a wholly owned Subsidiary, and (b) provided that no Default or Event of Default then exists or would be created thereby and the Lender, in its good faith discretion, shall have consented to such acquisition, any Borrower may acquire substantially all of the assets or business or stock or other evidences of beneficial ownership of, any Person, provided further that the aggregate consideration paid and liabilities assumed for all such transactions may not exceed $20,000,000 in any fiscal year, on a non-cumulative basis.

SECTION 8.5     Disposition of Assets. Sell, lease, assign, transfer or otherwise dispose of any of its now owned or hereafter acquired assets or properties except, prior to the occurrence of an Event of Default: (a) sales of inventory in the ordinary course of business; (b) sales or other disposition of equipment, provided that such equipment is replaced by equipment of a similar kind and equivalent value; (c) sales or other dispositions of any asset that is no longer used or useful in the business of Parent or any Subsidiary, and (d) other dispositions of assets provided that such assets, in the aggregate for all such dispositions (other than the possible disposition of the assets of a Subsidiary that has previously been identified to the Lender by Parent) after the Closing Date, (i) represent no more than 5% of the consolidated assets of Parent and its consolidated Subsidiaries and (ii) are responsible for no more than 5% of the consolidated net revenues or of the consolidated net income of Parent and its consolidated Subsidiaries, in both cases as of the end of the fiscal quarter preceding the disposition date.

SECTION 8.6     Investments. Make any new Investment in or to other Persons, except Permitted Investments.

SECTION 8.7     Prudential Prepayments. Make any voluntary prepayment of Indebtedness under the Prudential Agreement.

SECTION 8.8     Transactions with Affiliates. Engage in any transaction with an Affiliate on terms materially less favorable to a Borrower than would be available at the time from a Person who is not an Affiliate.

SECTION 8.9     Guarantees. Guarantee the Indebtedness of any Person, except guaranties in favor of the Lender or that guarantee any Indebtedness under the Prudential Agreement.

SECTION 8.10     Change in Control. Permit a Change in Control.

SECTION 8.11     Anti-Terrorism Laws; Anti-Money Laundering. Parent shall procure that it and any of its Subsidiaries will:

(a)     not contribute or otherwise make available the proceeds of any Extension of Credit hereunder, directly or indirectly, to any Person for the purpose of financing the activities of any Person which is a Sanctioned Person or currently located in a Sanctioned Country, to the extent such contribution or provision of proceeds would be prohibited by Anti-Terrorism Laws or would otherwise cause any Person to be in breach of Anti-Terrorism Laws;

(b)     not fund all or part of any repayment under the Revolving Credit Facility out of proceeds derived from transaction which would be prohibited by Anti-Terrorism Laws or would otherwise cause any Person to be in breach of Anti-Terrorism Laws; and

(c)     comply with all applicable Anti-Terrorism Laws.

SECTION 8.12     Restricted Payments. Parent shall not declare or pay any dividend on, or make any payment or other distribution on account of, or purchase, redeem, retire or otherwise acquire (directly or indirectly), or set apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any class of its Equity Interests, or make any distribution of cash, property or assets to the holders of its Equity Interests; provided that:

(a)     Parent may pay dividends in shares of its own common stock; and

(b)     so long as no Default has occurred and is continuing immediately prior to or immediately after giving effect thereto the Borrower may declare and pay regular quarterly dividends on its common stock at the rate of up to $0.09 per share per calendar quarter (which amount shall, at the Lender’s discretion, be adjusted to reflect any share issuances, recapitalizations or other changes in the capital structure of Parent after the date hereof).

ARTICLE IX

DEFAULT AND REMEDIES

SECTION 9.1     Remedies. Upon the occurrence of an Event of Default, the Lender may, by notice to Parent:

(a)     Acceleration; Termination of Revolving Credit Facility.

(i)     Terminate the Revolving Credit Commitment and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lender under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Borrower, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Revolving Credit Facility and any right of the Borrowers to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Automatic Event of Default, the Revolving Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Borrower, anything in this Agreement or in any other Loan Document to the contrary notwithstanding; and

(ii)     exercise all of its other rights and remedies under this Agreement, the other Loan Documents and Law, in order to satisfy all of the Obligations.

(b)     Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, Parent shall at such time deposit in a Cash Collateral Account opened by the Lender an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such Cash Collateral Account shall be applied by the Lender to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations on a pro rata basis. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such Cash Collateral Account shall promptly be returned to Parent.

(c)     Rights of Collection. Exercise on behalf of the Lender all of its other rights and remedies under this Agreement, the other Loan Documents and Law, in order to satisfy all of the Borrowers’ Obligations.

SECTION 9.2     Rights and Remedies Cumulative; Non-Waiver; Etc. The enumeration of the rights and remedies of the Lender set forth in this Agreement is not intended to be exhaustive and the exercise by the Lender of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrowers and the Lender or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

SECTION 9.3     Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 9.1 or the Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by the Lender upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied to the Obligations in such order as the Lender may determine with the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

ARTICLE X

MISCELLANEOUS

SECTION 10.1     Notices.

(a)     Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

If to the Borrowers:	Twin Disc, Incorporated
1328 Racine Street
Racine, Wisconsin 53403
Attention: Vice President – Finance
Telephone No.: (262) 638-4000
Facsimile No.: (262) 638-4481

If to the Lender:	Wells Fargo Bank, National Association
100 E Wisconsin Ave
Milwaukee WI 53202
Attention of: Sasha Korobova
Telephone No.: (414) 224-7433
E-mail: sasha.korobova@wellsfargo.com

With copies to:	Wells Fargo Bank, National Association, London Branch
1 Plantation Place
30 Fenchurch Street
London EC3M 3BD
Telephone No.: (262) 44 (0) 20 7956 4316
Facsimile No.: 44 (0) 20 7929 4645
E-mail: loanadmin.london@wellsfargo.com

If to Wells Fargo with respect to the Letters of Credit:	Wells Fargo Bank, National Association
401 Linden Street, 1st Floor
Winston-Salem, North Carolina 27101
Attention: Standby L/C Department
Telephone No.: (336) 735-3372

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)     Electronic Communications. Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Lender.

Unless the Lender otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)     Lender’s Office. The Lender hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to Parent, as the Lender’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

(d)     Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 10.2     Amendments, Waivers and Consents. Any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended, consented to or waived if, but only if, such amendment, consent or waiver is in writing and is signed by Parent and the Lender.

SECTION 10.3     Expenses; Indemnity.

(a)     Costs and Expenses. Parent shall pay (i) all reasonable out of pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel to the Lender, and all fees and time charges and disbursements for attorneys who may be employees of the Lender), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out of pocket expenses incurred by the Lender (including the reasonable fees, charges and disbursements of any counsel for the Lender and all fees and time charges for attorneys who may be employees of the Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and (iv) field examination, appraisal, and valuation fees and expenses of the Lender related to any field examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 7.6 .

(b)     Indemnification by the Borrowers. Each Borrower shall indemnify the Lender and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims), damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless, each Indemnitee from, and shall pay or reimburse any such Indemnitee for, all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument executed or delivered pursuant hereto or thereto, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Borrower or any Subsidiary thereof, or any Environmental Claim related in any way to any Borrower or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c)     Waiver of Consequential Damages, Etc. To the fullest extent permitted by Law, each of the Borrowers shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument executed or delivered pursuant hereto or thereto, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(d)     Payments. All amounts due under this Section shall be payable promptly after demand therefor.

SECTION 10.4     Right of Set Off. If an Event of Default shall have occurred and be continuing, the Lender, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender, or any such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations of such Borrower now or hereafter existing under this Agreement or any other Loan Document to the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower may be contingent or unmatured or are owed to a branch or office of the Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of the Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender or its Affiliates may have. The Lender agrees to notify Parent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.5     Governing Law; Jurisdiction, Etc.

(a)     Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b)     Submission to Jurisdiction. Each of the parties hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

(c)     Waiver of Venue. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)     Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Law.

SECTION 10.6     Waiver of Jury Trial.

(a)     EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.7     Reversal of Payments. To the extent any Borrower makes a payment or payments to the Lender which payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received by the Lender.

SECTION 10.8     Injunctive Relief; Punitive Damages.

(a)     Each Borrower recognizes that, in the event such Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lender. Therefore, each Borrower agrees that the Lender, at the Lender’s option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

(b)     The Lender and each Borrower hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

SECTION 10.9     Successors and Assigns; Participations.

(a)     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender. The Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement. The Borrowers agree to execute any amendment and/or any other document that may, in the good faith judgment of the Lender, be necessary to effectuate such an assignment, including an amendment to this Agreement to provide for multiple lenders and an administrative agent to act on behalf of such lenders. The Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Lender from any of its obligations hereunder or substitute any such pledgee or assignee for the Lender as a party hereto. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided herein and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)     The Lender may at any time, without the consent of, or notice to, any Borrower, sell participations to any Person in all or a portion of the Lender’s rights and/or obligations under this Agreement; provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. The Borrowers agree that each participant shall be entitled to the benefits of Sections 4.8, 4.9, 4.10 and 4.12 (subject to the requirements and limitations therein, including the requirements of Section 4.12(f) (it being understood that the documentation required under Section 4.12(f) shall be delivered to the Lender)) to the same extent as if it were the Lender and had acquired its interest by assignment; provided that such participant (i) agrees to be subject to the provisions of Section 4.13 as if it were an assignee and (ii) shall not be entitled to receive any greater payment under Sections 4.10 and 4.12, with respect to such participation, than the Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 11.4 as though it were the Lender; provided that such participant agrees to be subject to Section 5.6 as though it were the Lender. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.3 as though it were the Lender.

SECTION 10.10     Confidentiality. The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with (but only to the extent determined by the applicable party to be necessary or desirable to permit or facilitate) the exercise of any remedies under this Agreement or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, participant or proposed participant, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the consent of Parent, (h) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information set forth in the Loan Documents and customarily found in such publications, (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrowers or (j) to governmental regulatory authorities in connection with any regulatory examination of the Lender or in accordance with the Lender’s regulatory compliance policy if the Lender deems necessary for the mitigation of claims by those authorities against the Lender or any of its subsidiaries or affiliates. For purposes of this Section, “Information” means all information received from any Borrower or any Subsidiary thereof relating to any Borrower or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by any Borrower or any Subsidiary thereof. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.11     Performance of Duties. Each of the Borrower’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Borrower at its sole cost and expense.

SECTION 10.12     All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lender and any Persons designated by the Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Revolving Credit Commitments remain in effect or the Revolving Credit Facility has not been terminated.

SECTION 10.13     Survival.

(a)     All representations and warranties set forth in Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lender or any borrowing hereunder.

(b)     Notwithstanding any termination of this Agreement, the indemnities to which the Lender is entitled under the provisions of this Article X and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Lender against events arising after such termination as well as before.

SECTION 10.14     Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 10.15     Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 10.16     Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterparty hereof. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Lender in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

SECTION 10.17     Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full and the Revolving Credit Commitment has been terminated (such date, the “Termination Date”); provided, that Article XI and each of the defined terms set forth therein (collectively, the “Article XI Terms”) shall remain in effect after the Termination Date until all Obligations shall have been indefeasibly and irrevocably paid and satisfied in full. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 10.18     USA PATRIOT Act. The Lender hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow the Lender to identify such Borrower in accordance with the PATRIOT Act.

SECTION 10.19     Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Lender could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Borrower in respect of any such sum due from it to the Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in the Judgment Currency, the Lender, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Lender in such currency, the Lender agrees to promptly return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

SECTION 10.20     Independent Effect. Each Borrower acknowledges and agrees that each covenant contained in Articles VII, VIII, IX or X hereof shall be given independent effect. Accordingly, the Borrowers shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VII, VIII, IX or X, before or after giving effect to such transaction or act, if the Borrowers shall or would be in breach of any other covenant contained in Articles VII, VIII, IX or X.

SECTION 10.21     No Fiduciary Duty. The Lender and its Affiliates (collectively, the “Lender Parties”) may have economic interests that conflict with those of the Borrowers and its Affiliates. Each of the Borrowers agrees that nothing in the Agreement or the other Loan Documents will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Party, on the one hand, and any Borrower or any of its Affiliates, on the other. Each of the Borrowers acknowledges and agrees that (i) the transactions contemplated by this Agreement and the other Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Borrowers, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender Party has assumed an advisory or fiduciary responsibility in favor of any Borrower or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender Party has advised, is currently advising or will advise any Borrower or its Affiliates on other matters) or any other obligation to the Borrowers except the obligations expressly set forth in the Loan Documents and (y) each Lender Party is acting solely as principal and not as the fiduciary of any Borrower, its Affiliates or any other Person. Each of the Borrowers acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to the transactions contemplated hereby and the process leading thereto. Each of the Borrowers agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or agency duty or similar duty to the Borrowers, in connection with the Agreement or the other Loan Documents.

SECTION 10.22     Amendment and Restatement.

(a)     On the Closing Date, the Existing Credit Agreement shall be amended, restated and superseded in its entirety by this Agreement. The parties hereto acknowledge and agree that (i) this Agreement, any Notes delivered pursuant hereto and the other Loan Documents executed and delivered in connection herewith do not constitute a novation, payment and reborrowing, or termination of the “Obligations” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement as in effect immediately prior to the Closing Date and (ii) such “Obligations” are in all respects continuing with only the terms thereof being modified as provided in this Agreement and the other Loan Documents. Without limiting the foregoing, The parties acknowledge and agree that notwithstanding the amendment and restatement of the Existing Credit Agreement hereby, (i) all “Loans” and “Letters of Credit” outstanding under the Existing Credit Agreement immediately prior to the effectiveness hereof shall, upon such effectiveness, remain outstanding as Loans (with no change in the Interest Periods applicable thereto) and Letters of Credit hereunder and (ii) accrued and unpaid interest and commitment fees which have arisen pursuant to the Existing Credit Agreement shall be paid by the Applicable Credit Party at the time payment thereof was provided for under the Existing Credit Agreement.

(b)     The Lender hereby acknowledges and agrees that any Event of Default under the Existing Credit Agreement or any other Loan Document (as defined under the Existing Credit Agreement), including each such Event of Default referenced in Parent’s letter to the Lender dated January 21, 2016, is hereby waived and that no such Event of Default shall survive the execution of this Agreement; provided, however, that to the extent any event or circumstance constitutes an Event of Default under the terms of this Agreement or any other Loan Document, no right or remedy of the Lender with respect thereto under and pursuant to the terms of this Agreement or any other Loan Document is hereby waived. The Borrowers are relying upon such understanding and such understanding is consideration for entering into this Agreement.

(c)     All indemnification obligations of the Borrowers pursuant to the Existing Credit Agreement (including any arising from a breach of the representations thereunder) shall survive the amendment and restatement of the Existing Credit Agreement pursuant to this Agreement.

SECTION 10.23     Special TD International Provision. The parties acknowledge and agree that (a) notwithstanding the various references in this Agreement to TD International, TD International is not a party to this Agreement as of the Closing Date; (b) TD International shall not become a party hereto (and shall not be entitled to request or receive Extensions of Credit hereunder) unless and until it or Parent shall have, within 15 days after the Closing Date, (i) provided to the Lender all such documentation and other information requested by the Lender in order to comply with the requirements of the PATRIOT Act relative to TD International, (ii) delivered to the Lender all closing deliveries relating to TD International required by Section 5.1(ii) and Section 7.17(d), (iii) delivered to the Lender a joinder hereto (and to the Revolving Credit Note) executed by TD International in form and substance satisfactory to the Lender, and (iv) delivered to the Lender a reaffirmation by Parent in form and substance satisfactory to the Lender of the terms of this Agreement giving effect to the inclusion of TD International as a Borrower; and (c) unless and until such time as the deliveries referred to in the preceding clauses (b)(i) – (b)(iv) have been timely made, (i) all references in this Agreement to the “Borrower” or the “Borrowers” or the “Applicable Borrower” shall be references to Parent only, (ii) TD International shall not be bound by or have any rights or obligations under this Agreement and (iii) all references in other Loan Documents to the Credit Agreement shall (notwithstanding their references to TD International as a party hereto) be deemed to be references to this Agreement (giving effect to this Section 10.23). This Section 10.23 does not affect Parent’s ability to receive Extensions of Credit hereunder, either before or after the 15-day period referenced in subsection (b) above and regardless of whether the deliveries referred to in the preceding clause (b)(i) – (b)(iv) are timely made.

ARTICLE XI

PARENT’S GUARANTY

SECTION 11.1     Parent’s Guaranty. In order to induce the Lender to enter into this Agreement and to extend credit under this Agreement, and in recognition of the direct benefits to be received by Parent from the proceeds of the Loans and the issuance of the Letters of Credit, Parent hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Parent Guaranteed Obligations to the Lender. If any or all of the Parent Guaranteed Obligations to the Lender becomes due and payable hereunder, Parent unconditionally promises to pay such indebtedness to the Lender, on demand, together with any and all expenses which may be incurred by the Lender in collecting any of the Parent Guaranteed Obligations. This Parent Guaranty is a guaranty of payment and not of collection. This Parent Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. If any claim is ever made upon the Lender for repayment or recovery of any amount or amounts received in payment or on account of any of the Parent Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant, then and in such event Parent agrees that any such judgment, decree, order, settlement or compromise shall be binding upon Parent, notwithstanding any revocation of this Parent Guaranty or any other instrument evidencing any liability of TD International, and Parent shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee. Each reference to “hereunder” or “hereof” in this Article XI shall refer exclusively to this Article XI.

SECTION 11.2     Bankruptcy. Additionally, Parent unconditionally and irrevocably, guarantees the payment of any and all of the Parent Guaranteed Obligations to the Lender whether or not due or payable by TD International upon the occurrence of any event set forth in the definition of “Automatic Event of Default” with respect to such Person, and unconditionally promises to pay, upon such occurrence, such indebtedness to the Lender, or order, on demand.

SECTION 11.3     Nature of Liability. The liability of Parent hereunder is exclusive and independent of any security for or other guaranty of the Parent Guaranteed Obligations whether executed by Parent, any other guarantor or by any other party, and the liability of Parent hereunder is not affected or impaired by (a) any direction as to application of payment by TD International or any other party (other than any direction from the Lender pursuant to the terms of this Agreement or any other applicable agreement), or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Parent Guaranteed Obligations, or (c) any payment on or in respect of any such other guaranty or undertaking (except to the extent that the Parent Guaranteed Obligations are irrevocably reduced thereby), or (d) any dissolution, termination or increase, decrease or change in personnel by TD International or (e) any payment made to the Lender on the Parent Guaranteed Obligations which the Lender repays to TD International pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Parent waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction of the type described in Section 11.5, or (g) the lack of validity or enforceability of any Loan Document or any other instrument relating thereto.

SECTION 11.4     Independent Obligation. No invalidity, irregularity or unenforceability of all or any part of the Parent Guaranteed Obligations or of any security therefor shall affect, impair or be a defense to this Parent Guaranty, and this Parent Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full in cash of the Parent Guaranteed Obligations. The obligations of Parent hereunder are independent of the obligations of TD International, any other guarantor or any other party, and a separate action or actions may be brought and prosecuted against Parent whether or not action is brought against TD International, any other guarantor or any other party and whether or not TD International, any other guarantor or any other party be joined in any such action or actions. Parent waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by TD International or other circumstance that operates to toll any statute of limitations as to TD International shall operate to toll the statute of limitations as to Parent.

SECTION 11.5     Authorization. Parent, solely in its capacity as guarantor under this Parent Guaranty, authorizes the Lender without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability solely under this Parent Guaranty, from time to time to:

(a)     change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Parent Guaranteed Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Parent Guaranty made shall apply to the Parent Guaranteed Obligations as so changed, extended, renewed, increased or altered;

(b)     take and hold security for the payment of the Parent Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Parent Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c)     exercise or refrain from exercising any rights against TD International or others or otherwise act or refrain from acting;

(d)     release or substitute any one or more endorsers, guarantors, TD International or other obligors;

(e)     settle or compromise any of the Parent Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of TD International to their respective creditors other than the Lender;

(f)     apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of TD International to the Lender regardless of what liability or liabilities of TD International remain unpaid;

(g)     consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Loan Document or any of the instruments or agreements referred to herein or therein by any Borrower, or otherwise amend, modify or supplement this Agreement, any other Loan Document or any of such other instruments or agreements with any Borrower; and/or

(h)     take any other action that would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of Parent from its liabilities under this Parent Guaranty.

SECTION 11.6     Reliance. It is not necessary for the Lender to inquire into the capacity or powers of TD International or the officers, directors, partners or agents acting or purporting to act on its or their behalf, and any Parent Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

SECTION 11.7     Subordination. Any of the indebtedness of TD International now or hereafter owing to Parent is hereby subordinated to the Parent Guaranteed Obligations owing to the Lender; and if the Lender so requests at a time when an Event of Default exists, all such indebtedness of TD International to Parent shall be collected, enforced and received by Parent for the benefit of the Lender and be paid over to the Lender on account of the Parent Guaranteed Obligations of TD International to the Lender, but without affecting or impairing in any manner the liability of Parent under the other provisions of this Parent Guaranty. Prior to the transfer by Parent of any note or negotiable instrument evidencing any of the indebtedness of TD International to Parent, Parent shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, Parent hereby agrees with the Lender that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Parent Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Parent Guaranteed Obligations have been irrevocably paid in full in cash.

SECTION 11.8     Waiver. (a) Parent, solely in its capacity as guarantor under this Parent Guaranty, waives any right (except as shall be required by applicable statute and cannot be waived) to require the Lender to (i) proceed against TD International, any other guarantor or any other party, (ii) proceed against or exhaust any security held from TD International, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Party’s power whatsoever. Parent, solely in its capacity as guarantor under this Parent Guaranty, waives any defense to the Parent Guaranteed Obligations based on or arising out of any defense of TD International, any other guarantor or any other party, other than payment in full in cash of the Parent Guaranteed Obligations, based on or arising out of the disability of TD International, any other guarantor or any other party, or the unenforceability of the Parent Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of TD International, other than payment in full in cash of the Parent Guaranteed Obligations. The Lender may, at their election, foreclose on any security held by the Lender or any other Lender by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Lender may have against TD International or any other party, or any security, without affecting or impairing in any way the liability of Parent hereunder except to the extent the Parent Guaranteed Obligations have been paid in full in cash. Parent waives any defense to the Parent Guaranteed Obligations arising out of any such election by the Lender, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Parent against TD International or any other party or any security.

(b)     Parent, solely in its capacity as guarantor under this Parent Guaranty, waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Parent Guaranty, and notices of the existence, creation or incurring of new or additional Parent Guaranteed Obligations. Parent, solely in its capacity as guarantor under this Parent Guaranty, assumes all responsibility for being and keeping itself informed of TD International’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Parent Guaranteed Obligations and the nature, scope and extent of the risks which Parent, solely in its capacity as guarantor under this Parent Guaranty, assumes and incurs hereunder, and agrees that the Lender shall have no duty to advise Parent, solely in its capacity as guarantor under this Parent Guaranty, of information known to them regarding such circumstances or risks.

(c)     Until such time as the Parent Guaranteed Obligations have been paid in full in cash, Parent, solely in its capacity as guarantor under this Parent Guaranty, hereby waives all rights of subrogation which it may at any time otherwise have as a result of this Parent Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the Lender against TD International or any other guarantor of the Parent Guaranteed Obligations and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from TD International or any other guarantor which it may at any time otherwise have as a result of this Parent Guaranty.

(d)     Parent, solely in its capacity as guarantor under this Parent, warrants and agrees that each of the waivers set forth above is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law of public policy, such waivers shall be effective only to the maximum extent permitted by law.

SECTION 11.9     Payments. All payments made by Parent in its capacity as guarantor pursuant to this Article XI shall be made in the respective Permitted Currency in which the Parent Guaranteed Obligations are then due and payable. All payments made by Parent in its capacity as guarantor pursuant to this Article XI will be made without setoff, counterclaim or other defense, and shall be subject to the provisions of Sections 4.4, 4.12, and 10.19.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

BORROWERS:

TWIN DISC, INCORPORATED, as a Borrower

By:
Name:
Title:

TWIN DISC INTERNATIONAL, S.P.R.L., as a Borrower

By:
Name:
Title:

[Signature Page to Credit Agreement]

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:
Name:
Title:

[Signature Page to Credit Agreement]

EXHIBIT A

FORM OF REVOLVING CREDIT Note

$40,000,000.00	Dated: February 1, 2016

FOR VALUE RECEIVED, TWIN DISC, INCORPORATED, a Wisconsin corporation, and TWIN DISC INTERNATIONAL, S.P.R.L., a Belgium corporation, jointly and severally hereby promise to pay to WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Lender”) the principal sum of forty million Dollars ($40,000,000.00) or, if less, the aggregate unpaid principal amount of the Loans made by the Lender to the Borrowers pursuant to Section 2.1 of the Credit Agreement (as hereinafter defined) or the Existing Credit Agreement, on or before the Maturity Date; together, in each case, with interest on any and all principal amounts remaining unpaid hereunder from time to time. Interest upon the unpaid principal amount hereof shall accrue at the rates, shall be calculated in the manner and shall be payable on the dates set forth in the Credit Agreement. Principal and interest payments hereunder shall be made in the currency of the underlying obligation except as set forth in the Credit Agreement. After maturity, whether by acceleration or otherwise, accrued interest shall be payable upon demand. The Loans made by the Lender to the Borrowers pursuant to the Credit Agreement and all payments on account of principal hereof shall be recorded by the Lender and, prior to any transfer thereof, endorsed on Schedule A attached hereto which is part of this Revolving Credit Note or otherwise in accordance with its usual practices; provided, however, that the failure to so record shall not affect the Borrowers’ obligations under this Revolving Credit Note.

This Revolving Credit Note is a Revolving Credit Note referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of February 1, 2016, by and among the Borrowers and the Lender (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”) and the other Loan Documents. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Credit Agreement. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

Each Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Revolving Credit Note.

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS, WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS, OF THE STATE OF NEW YORK BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Revolving Credit Note as of the date first above written.

TWIN DISC, INCORPORATED

By:
Name:
Title:

TWIN DISC INTERNATIONAL, S.P.R.L.

By:
Name:
Title:

[Signature Page to Revolving Credit Note]

Schedule A

Revolving Note

dated February 1, 2016

payable to

WELLS FARGO BANK, NATIONAL ASSOCIATION

PRINCIPAL PAYMENTS
Date	Amount of Principal Borrowed	Amount of Principal Repaid	Unpaid Principal Balance	Notation Made By

Exhibit B

FORM OF Notice of Borrowing

[On the headed notepaper of Twin Disc, Incorporated]

From:	Twin Disc, Incorporated

To:	Wells Fargo Bank, National Association
100 E Wisconsin Avenue
Milwaukee, WI 53202

Dated:

Dear Sirs,

TWIN DISC INTERNATIONAL, S.P.R.L. or TWIN DISC, INCORPORATED – Credit Agreement dated February 1, 2016 (the “Credit Agreement”)

1.	We refer to the Credit Agreement. This is a Notice of Borrowing. Terms used herein shall have the meanings ascribed to them in the Credit Agreement unless the context otherwise requires.

2.	[Parent][TD International] wishes to borrow a Loan on the following terms:

Proposed Date of Borrowing:	[ ] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	[ ]

Amount:	[ ]

Interest Period:	[ ]

3.	We confirm that each condition specified in Section 5.1 (Conditions to Effectiveness and Initial Extensions of Credit) of the Credit Agreement is satisfied on the date of this Notice of Borrowing.

4.	We hereby certify that such amount is to be used for the purpose set out in Section 6.17 (Use of Proceeds, Margin Stock) of the Credit Agreement.

5.

We confirm that, at the date hereof, the representations and warranties set out in Article VI (Representations and Warranties of the Borrowers) of the Credit Agreement are true and correct and no Default or Event of Default has occurred.

6.	The proceeds of this Loan should be credited to [account].

7.	We confirm that our test key number is:

8.	This Notice of Borrowing is irrevocable.

Yours faithfully,

TWIN DISC, INCORPORATED

By:
Name:
Title:

Exhibit C

FORM OF Notice of PREPAYMENT

[On the headed notepaper of Twin Disc, Incorporated]

From:	Twin Disc, Incorporated

To:	Wells Fargo Bank, National Association
100 E Wisconsin Avenue
Milwaukee, WI 53202

Dated:

Dear Sirs,

TWIN DISC INTERNATIONAL, S.P.R.L. or TWIN DISC, INCORPORATED – Credit Agreement dated February 1, 2016 (the “Credit Agreement”)

1.	We refer to the Credit Agreement. This is a Notice of Prepayment. Terms used herein shall have the meanings ascribed to them in the Credit Agreement unless the context otherwise requires.

2.	[Parent][TD International] wishes to prepay a Loan on the following terms:

Proposed Date of Prepayment:	[ ] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	[ ]

Amount:	[ ]

Type of Loan:	[ ]

Yours faithfully,

TWIN DISC, INCORPORATED

By:
Name:
Title:

Exhibit D

FORM OF Notice of CONVERSION/CONTINUATION

[On the headed notepaper of Twin Disc, Incorporated]

From:	Twin Disc, Incorporated

To:	Wells Fargo Bank, National Association
100 E Wisconsin Avenue
Milwaukee, WI 53202

Dated:

Dear Sirs,

TWIN DISC INTERNATIONAL, S.P.R.L. or TWIN DISC, INCORPORATED – Credit Agreement dated February 1, 2016 (the “Credit Agreement”)

1.	We refer to the Credit Agreement. This is a Notice of Conversion/Continuation. Terms used herein shall have the meanings ascribed to them in the Credit Agreement unless the context otherwise requires.

2.	[Parent][TD International] wishes to borrow [convert][continue] a Loan on the following terms:

Proposed Date of [conversion] [continuation]:	[ ] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	[ ]

Amount:	[ ]

Interest Period for each LIBOR Loan made as part of the proposed [conversion] [continuation]:	[ ]

Yours faithfully,

TWIN DISC, INCORPORATED

By:
Name:
Title:

Exhibit E

FORM OF OFFICER’S CERTIFICATE

[On the headed notepaper of Twin Disc, Incorporated]

From:	Twin Disc, Incorporated

To:	Wells Fargo Bank, National Association
100 E Wisconsin Avenue
Milwaukee, WI 53202

This Officer’s Certificate is delivered to you pursuant to the terms of the Credit Agreement dated as of February 1, 2016 (the “Credit Agreement”) among Twin Disc, Incorporated, a Wisconsin corporation, Twin Disc International, S.P.R.L., a Belgium corporation, and Wells Fargo Bank, National Association (the “Lender”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Credit Agreement.

The undersigned hereby represents and warrants on behalf of the Borrowers (and not in his individual capacity) to the Lender that:

1.	The undersigned is an officer of Parent and is duly authorized to execute and deliver this Officer’s Certificate.

2.	The representations and warranties of the Borrowers contained in the Credit Agreement are true and correct on and as of the date of this Officer’s Certificate.

3.	No Default or Event of Default has occurred and is continuing.

4.

Enclosed with this certificate are the financial statements described in Section 7.4(b) of the Credit Agreement for the quarter ended ___________, 20__ (the “Financials”). To the best of our knowledge, the Financials were prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the financial condition and results of operations of the Borrower and its Subsidiaries as of the date of, and for the period covered by, the Financials, subject to audit and normal year-end adjustments.

5.	As determined pursuant to the Credit Agreement and based on the consolidated Financials for Parent and all consolidated Subsidiaries:

a.	the Total Funded Debt to EBITDA Ratio as of _____________, 20__ is:	____ to 1:00

the maximum Total Funded Debt to EBITDA Ratio covenant is the following ratio as of the following date:

	Date of Determination	Maximum Ratio

	June 30, 2016 and at the end of each fiscal quarter thereafter	3.00 to 1.00

b.	the Net Worth as of _____________, 20__ is:	$_____________

	the Net Worth covenant minimum is:	$_____________

the Net Worth covenant is defined as:

$120,018,000 plus 35% of the positive consolidated Net Income for each fiscal quarter from and after December 31, 2013 on a cumulative basis. [the adjustment for pension liabilities permitted by Section 7.13(a) is $34,000,000]

c.	the EBITDA as of _____________, 20__ is:	$_____________

the minimum EBITDA covenant is at least the following amount as of the following date:

	Date of Determination	Maximum EBITDA

	March 25, 2016	$0
	Thereafter	$11,000,000

d.	Capital Expenditures for the fiscal quarter ending _________, 20__ is:	$_____________

the maximum Capital Expenditures covenant is the following as of the following date:

	Date of Determination	Maximum Capital Expenditures
March 25, 2016 and each fiscal quarter thereafter

$2,500,000 (provided that Parent shall be deemed to be in compliance with this covenant with respect to the fiscal quarters ending March 25, 2016 and June 30, 2016 if the aggregate amount of Capital Expenditures of itself and its Subsidiaries for such two fiscal quarter is less than or equal to $5,000,000)

Dated: ______________, 20__

TWIN DISC, INCORPORATED

By:
Name:
Title:

SCHEDULE 6.1

Subsidiaries of Parent

NAME	PERCENTAGE (OR NUMBER OF SHARES) OWNED BY PARENT

1.Twin Disc International, S.P.R.L	100%
(a Belgian corporation)

2.Twin Disc S.r.l.	100%
(an Italian corporation)

a.Vetus Italia S.r.l.	100% Owned by Twin Disc S.r.l.
(an Italian corporation)

3.Twin Disc (Pacific) Pty. Ltd.	100%
(an Australian corporation)

4.Twin Disc (Far East) Ltd.	100%
(a Delaware corporation operating in Singapore)

5.Twin Disc (Far East) Pte. Ltd.	9,004,731 Shares Owned by
(a Singapore corporation)	Twin Disc (Far East) Ltd. 1 Share Owned by Parent

6.Twin Disc Power Transmission (Shanghai) Co. Ltd.	100% Owned by Twin Disc (Far East) Pte. Ltd.
(a Chinese corporation)

7.Twin Disc Power Transmission Private Ltd.	1,100,500 Shares Owned by
(an India corporation)	Twin Disc (Far East) Pte. Ltd. 9,900 Shares Owned by Parent 100 Shares Owned by TD International, sprl

8.Mill Log Equipment Co., Inc.	100%
(an Oregon corporation)

a.Mill Log Wilson Equipment	100% Owned by Mill Log
(a Canadian corporation)	Equipment Co., Inc.

9.Twin Disc Southeast Inc.	100%
(a Florida corporation)

10.Twin Disc Nico Co., Ltd	66% Owned by Parent
(a Japanese corporation)	34% Owned by Hitachi

11.Twin Disc Japan	100%
(a Japanese corporation)

12.Rolla SP Propellers SA	100%
(a Switzerland corporation)

13.Twin Disc Netherlands Holdings B.V.	100%
(a Netherlands corporation)

SCHEDULE 6.6

Litigation

None.

SCHEDULE 6.12

Dump Sites

Plant 3 Broach Pit. The Borrower has identified oil and VOC contamination of soil and groundwater immediately beneath the building identified as Plant 3. This contamination is believed to be attributable to operation of the broach prior to December of 1995. The Borrower is engaged in ongoing site investigation and remediation under the auspices of the Wisconsin Department of Natural Resources ("WDNR"), principally involving free product recovery and monitoring.

Plant 3 Coolant Release. The Borrower has identified VOC contamination of soil at Plant 3 relating to an historical coolant release. The Borrower is engaged in ongoing site monitoring on a quarterly basis, under the auspices of the WDNR. The Borrower has determined the extent and degree of vapor intrusion at the site and is actively remediating.

Plant 3 Soil Contamination. The Borrower recently identified limited petroleum contamination of soils adjacent to Plant 3 believed to be related to an historical release. Contaminated soil was removed, except for a small amount of inaccessible soil along the foundation wall. The Borrower is engaged in further site investigation under the auspices of the WDNR to determine what if any further investigation is warranted as to the extent and degree of any vapor intrusion at the site. This site meets the criteria for classification as a NR 700.09 "Simple Site" and Twin Disc, Inc. has received "No Further Action" Status under NR 708.09. The case is considered closed by the WDNR.

SCHEDULE 6.13

Tanks

The Borrower has approximately 22 ASTs at its Plant 3 site, ranging in size from 450 gallons up to approximately 2,250 gallons. Included in these 22 tanks are nine 600-gallon storage tanks utilized for the storage of bulk liquids. These nine ASTs contain:

M1 -	AWHYD 46
M2 -	MobilMet 426
M3 -	Empty
M4 -	Mobil HYD 10W
M5 -	Velocite 6 Hydraulic Fluid
M6 -	MobilMet 427
M1B -	AWHYD 46
M2B -	MobilMet 426
M3B -	Empty

The remaining Plant 3 ASTs contain waste coolant/washing solution, waste oil, and a series of tanks utilized for the make-up of fresh coolant.

The Borrower also maintains a 2,425-gallon diesel fuel tank located at its research and development facility.

SCHEDULE 6.14

Other Environmental Conditions

None.

SCHEDULE 6.15

Environmental Judgments, Decrees, and Orders

None.

SCHEDULE 6.26

Location of Inventory

Twin Disc, Incorporated

1328 Racine Street

Racine, Wisconsin 53403

Property owned by Twin Disc, Incorporated

Twin Disc, Incorporated

4600 21st street

Racine, Wisconsin, 53405

Property owned by Twin Disc, Incorporated

TWIN DISC SOUTHEAST, INC.

8226 Phillips Highway

Jacksonville, FL 32256

Property leased from S.W. Register, Jr.

MILL LOG EQUIPMENT CO., INC.

90895 Roberts Road

P.O. Box 8099

Coburg, OR 97408

Property leased from ML Coburg

MILL LOG EQUIPMENT CO., INC.

18547 E. Valley Highway

Kent, WA 98032

Property leased from Hill Investment Company

SCHEDULE 8.2

Existing Liens

None.